UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934 (Amendment No. )

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☐    Preliminary Proxy Statement
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LADDER CAPITAL CORP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To the Stockholders of Ladder Capital Corp:

    We hope you and your loved ones have remained safe and healthy during this extraordinary and unprecedented year.

    I am writing to invite you to attend the annual meeting of stockholders of Ladder Capital Corp. The annual meeting will be held on June 1, 2021 at 11:00 a.m., Eastern Time, via live webcast on the Internet. You will be able to attend and submit your questions during the meeting at www.virtualshareholdermeeting.com/LADR2021.

    Information about the meeting, nominees for the election of directors and the proposals to be voted on by stockholders is presented in the following notice of annual meeting and proxy statement.

With respect to the matters to consider at the annual meeting, the Board of Directors unanimously recommends that you vote:

•FOR the election of the nominees for director in Proposal 1; and

•FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm in Proposal 2; and

•FOR the resolution approving, on a non-binding, advisory basis, our executive compensation as described in this proxy statement (“Say on Pay”) in Proposal 3.

    Whether or not you plan to attend the annual meeting, please vote using the procedures described on the Notice of Internet Availability of Proxy Materials or on the proxy card. It is important that your shares be represented.

    Thank you for your continued support.

Sincerely,

/s/ Alan H. Fishman
Alan H. Fishman
Chairperson of the Board of Directors

LADDER CAPITAL CORP
345 Park Avenue, 8th Floor
New York, New York 10154

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 1, 2021
11:00 a.m., Eastern Time

The Annual Meeting of Stockholders of Ladder Capital Corp will be held virtually via a live webcast on June 1, 2021 at 11:00 a.m., Eastern Time, for the following purposes:

Items of Business

1.Election of the following two members of the Board of Directors: Douglas Durst and Jeffrey Steiner; and

2.Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021; and

3.Approval of a non-binding, advisory resolution to approve our executive compensation as described in this proxy statement (“Say on Pay”).

In addition, at the Annual Meeting we will transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

The Record Date for this meeting is the close of business on April 5, 2021.

Sincerely,

/s/ Alan H. Fishman
Alan H. Fishman
Chairperson of the Board of Directors

New York, NY
April 22, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 1, 2021:
The Notice of Internet Availability of Proxy Materials, Notice of Meeting and
Proxy Statement are available free of charge at www.proxyvote.com

LADDER CAPITAL CORP
345 Park Avenue
New York, New York 10154

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS

June 1, 2021

GENERAL INFORMATION

Why am I receiving these materials?

    Ladder Capital Corp (“Ladder” or the “Company”) has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Company’s solicitation of proxies for use at the 2021 annual meeting of stockholders (the “Annual Meeting”) to be held virtually on June 1, 2021 at 11:00 a.m., Eastern Time, and at any postponement(s) or adjournment(s) thereof. The Annual Meeting will be conducted via a live webcast on the Internet at www.virtualshareholdermeeting.com/LADR2021.

    We are providing you this proxy statement (the “Proxy Statement”) and the enclosed proxy card or the Notice of Internet Availability of Proxy Materials (the “Notice”) because the Company’s Board of Directors (the “Board”) is soliciting your proxy to vote at the Annual Meeting. You are invited to attend the Annual Meeting via the Internet to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may complete, sign and return the enclosed proxy card or follow the instructions below to submit your proxy over the Internet, by phone or by mail, if you requested printed copies of the proxy materials.

    This proxy statement is first being made available on or about April 22, 2021, to all stockholders of record entitled to vote at the Annual Meeting.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

    Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), the Company uses the Internet as the primary means of furnishing proxy materials to stockholders. Accordingly, the Company is sending the Notice to its stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request proxy materials in printed form by mail or electronically by email on an ongoing basis. The Company encourages stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of its annual meeting and the cost to the Company associated with the physical printing and mailing of materials.

What is included in these proxy materials?

    These proxy materials include:

•The Notice of 2021 Annual Meeting of Stockholders;

•This Proxy Statement for the 2021 Annual Meeting; and

•The Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC on February 26, 2021 (the “Annual Report”).

    If you requested printed versions by mail, these proxy materials also include the proxy card or voting instruction form for the Annual Meeting.

What matters will be voted on at the Annual Meeting?

    The Company is aware of the following matters to be voted on by stockholders of record at the Annual Meeting:

1.Election to the Board of the nominees named in this Proxy Statement (“Proposal 1”); and

2.Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2021 (“Proposal 2”); and

3.Approval of a non-binding, advisory resolution to approve our executive compensation (“Say on Pay”) (“Proposal 3”).

    With respect to the election of directors, stockholders present in person or represented by proxy and entitled to vote may vote “For” the nominees for the Board or may “Withhold” authority to vote for the nominees identified in Proposal 1. Stockholders present in person or represented by proxy and entitled to vote may vote either “For” or “Against” or may choose to abstain from voting on Proposals 2 and 3.

Will any other business be conducted at the meeting?

    Other than the proposals referred to in this Proxy Statement, the Company knows of no other matters to be submitted for a vote of the stockholders at the Annual Meeting. If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

What are the Board’s voting recommendations?

    The Board recommends that you vote your shares:

•FOR the election of the nominees for director in Proposal 1; and

•FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021 in Proposal 2;

•FOR the resolution approving, on a non-binding, advisory basis, our executive compensation as described in this proxy statement in Proposal 3.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How can I obtain an additional copy of the proxy materials?

    The Company has adopted an SEC-approved procedure called “householding.” Under this procedure, the Company may deliver a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to multiple stockholders who share the same address unless the Company has received contrary instructions from one or more of those stockholders. This procedure reduces the environmental impact of the Company’s annual meetings and reduces the Company’s printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards. Upon written or oral request, the Company will deliver promptly a separate copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to any stockholder at a shared address to which the Company delivered a single copy of any of these documents.

    To receive free of charge a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report, or separate copies of any future notice, proxy statement or annual report, stockholders may email the Company at Investor.Relations@laddercapital.com or call (917) 369-3207.

    If you are receiving more than one copy of the proxy materials at a single address and would like to participate in householding, please contact the Company using the email address and phone number above. Stockholders who hold shares in “street name” (as described below) may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

How can I get electronic access to the proxy materials?

    The Notice will provide you with instructions regarding how to use the Internet to:

•View the Company’s proxy materials for the Annual Meeting; and

•Instruct the Company to send future proxy materials to you by email.

    The Company’s proxy materials are also available at ir.laddercapital.com. This website address is included for reference only. The information contained on the Company’s website is not incorporated by reference into this Proxy Statement.

    Choosing to receive future proxy materials by email will reduce the impact of the Company’s annual meetings on the environment and will save the Company the cost of printing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who may vote at the Annual Meeting?

    Holders of record of our Class A common stock at the close of business on April 5, 2021 (the “Record Date”) are entitled to receive notice of, to attend, and to vote in person via webcast at the Annual Meeting as set forth below. As of the Record Date, there were 126,342,094 shares of Class A common stock outstanding and entitled to vote at the Annual Meeting.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

    If on the Record Date, your shares were registered directly in your name with Ladder’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may cast your vote at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

    If on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

If I am a stockholder of record, how do I vote?

    If you are a stockholder of record, you may vote:

•Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice.

•By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the proxy card.

•By Mail. If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by filling out the proxy card and returning it in the envelope provided.

•At the Virtual Annual Meeting. You may also vote at the Annual Meeting. For more information, see “What do I need to attend the Annual Meeting?”

If I am a beneficial owner of shares held in street name, how do I vote?

    If you are a beneficial owner of shares held in street name, you may vote:

•Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in your Notice. The availability of Internet voting may depend on the voting process of the organization that holds your shares.

•By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the voting instruction form. The availability of telephone voting may depend on the voting process of the organization that holds your shares.

•By Mail. If you request printed copies of the proxy materials by mail, you will receive a voting instruction form and you may vote by proxy by filling out the voting instruction form and returning it in the envelope provided.

•At the Virtual Annual Meeting. You may also vote at the Annual Meeting if you obtain a “legal proxy” from the organization that holds your shares. A legal proxy is a written document that will authorize you to vote your shares held in street name at the Annual Meeting. Please contact the organization that holds your shares for instructions regarding obtaining a legal proxy.

What do I need to attend the Annual Meeting?

    We will host the Annual Meeting via a live webcast on the Internet at www.virtualshareholdermeeting.com/LADR2021. You will not be able to attend the Annual Meeting in person but will be afforded the same rights and opportunities to participate as you would at an in-person meeting. Stockholders may vote and submit questions while participating in the Annual Meeting via the Internet. A summary of the information you need to attend the Annual Meeting online is provided below:

•Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.proxyvote.com.

•We encourage you to access the Annual Meeting online prior to its start time.

•The webcast will start at 11:00 a.m., Eastern Time.

•You will need your 16-Digit Control Number to enter the Annual Meeting.

•A webcast replay of the Annual Meeting will be available at www.virtualshareholdermeeting.com/LADR2021 until 11:59 p.m., Eastern Time, on June 1, 2022.

Why does the Company hold a virtual Annual Meeting?

    While Ladder has held virtual meetings in prior years, we feel it is particularly appropriate in 2021 due to the public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our employees and stockholders and their friends and family. We value and encourage broad investor participation and believe that a virtual meeting provides an opportunity for stockholders to more easily attend and participate from their homes while minimizing public safety risks. A virtual meeting, while affording stockholders the same rights and opportunities to participate as they would at an in-person meeting, is also cost-effective for both Ladder and its investors, saving travel, venue rental, catering and other expenses.

What is the quorum requirement?

    A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority in voting power of our outstanding Class A common stock entitled to vote at the Annual Meeting are present at the meeting or represented by proxy. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, we may adjourn the meeting to another date to solicit additional proxies.

How are proxies voted?

    All shares represented by valid proxies received prior to the taking of the vote at the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

What happens if I do not give specific voting instructions?

    Stockholders of Record. If you are a stockholder of record and you:

•Indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or

•Sign and return a proxy card without giving specific voting instructions,

then the persons named as proxy holders, Paul J. Miceli and Kelly Porcella, will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in accordance with their best judgment with respect to any other matters properly presented for a vote at the Annual Meeting.

    Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions then, under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

    Broker non-votes and abstentions will, however, be counted towards determining whether or not a quorum is present.

Which proposals are considered “routine” or “non-routine”?

    The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2021 (Proposal 2) is considered a routine matter under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected in connection with Proposal 2.

    The election of directors (Proposal 1) and Say on Pay (Proposal 3) are considered non-routine matters under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with Proposals 1 and 3.

How many votes are needed to approve each proposal?

    Proposal 1. Each share of Class A common stock entitles the holder thereof to one vote for each director nominee named in this Proxy Statement. The election of each director nominee will require the affirmative vote of holders of a plurality of our outstanding shares of Class A common stock present in person via webcast or represented by proxy at the Annual Meeting.

    Proposal 2. Each share of Class A common stock entitles the holder thereof to one vote on Proposal 2 (the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021). Approval of Proposal 2 will require the affirmative vote of holders of a majority of votes cast by shares of Class A common stock present in person via webcast or represented by proxy at the Annual Meeting.

Proposal 3. Each share of Class A common stock entitles the holder thereof to one vote on Proposal 3 (Say on Pay). Approval of Proposal 3 will require the affirmative vote of holders of a majority of votes cast by shares of Class A common stock present in person via webcast or represented by proxy at the Annual Meeting. This vote is advisory and not binding on the Company or the Board in any way.

How are broker non-votes and abstentions treated?

    Broker non-votes and abstentions are counted as present and entitled to vote for purposes of determining whether a quorum is present. However, broker non-votes, abstentions and votes withheld are not considered votes cast and therefore will have no effect on the outcome of the Proposals.

    In order to minimize the number of broker non-votes, the Company encourages you to vote or to provide voting instructions with respect to each proposal to the organization that holds your shares by carefully following the instructions provided in the Notice or voting instruction form.

What does it mean if I receive more than one proxy card?

    If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

    You may revoke your proxy and change your vote at any time before the taking of the vote at the Annual Meeting. Prior to the applicable cutoff time, you may change your vote using the Internet or telephone methods described above, in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted. You may also revoke your proxy and change your vote by signing and returning a new proxy card or voting instruction form dated as of a later date, or by attending the Annual Meeting and voting in person via webcast. However, your attendance at the Annual Meeting in person via webcast will not automatically revoke your proxy unless you properly vote at the Annual Meeting in person via webcast or specifically request that your prior proxy be revoked by delivering a written notice of revocation to the Company’s Secretary at Ladder Capital Corp, c/o Investor Relations at Investor.Relations@laddercapital.com, prior to the Annual Meeting.

Who will serve as the inspector of election?

    A representative from Broadridge Financial Solutions, Inc. (“Broadridge”) will serve as the inspector of election.

Is my vote confidential?

    Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:

•As necessary to meet applicable legal requirements;

•    To allow for the tabulation and certification of votes; and

•    To facilitate a successful proxy solicitation.

    Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to the Company’s management and the Board.

How will our directors and officers vote on the proposals?

    The directors and executive officers of Ladder have informed Ladder that, as of the date of the filing of this proxy statement, they intend to vote all shares of Class A common stock owned by them “For” Proposal 1, Proposal 2 and Proposal 3. As of the Record Date, the directors and executive officers owned, in the aggregate, 13,103,103 shares of Class A common stock entitled to vote at the Annual Meeting.

Who is paying for this proxy solicitation?

    The Company will pay the entire cost of soliciting proxies. We have engaged Broadridge to assist with the preparation and distribution of the proxy solicitation materials for the Annual Meeting, act as vote tabulator and host the virtual meeting, at a base fee of $13,000 plus reimbursement of reasonable expenses. The Company may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

    Our directors and employees also may solicit proxies in person, by telephone or by other means of communication. However, they will not receive any compensation for soliciting proxies.
How can I find out the results of the voting at the Annual Meeting?

    Preliminary voting results will be announced at the Annual Meeting. Final voting results are expected to be published on a Current Report on Form 8-K filed within four business days after the Annual Meeting.

Where are the Company’s principal executive offices located, and what is the Company’s main telephone number?

    The Company’s principal executive offices are located at 345 Park Avenue, 8th Floor, New York, NY 10154, and the Company’s main telephone number is (212) 715-3170.

Whom may I contact with questions?

    If you have any questions or require any assistance with voting your shares, please contact your broker or similar agent, or the Company’s Investor Relations team at (917) 369-3207.

What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2022 annual meeting of stockholders?

    Notice of any proposal that a stockholder intends to present at the 2022 annual meeting of stockholders, as well as any director nominations, must be delivered to the Company’s Secretary by mail at 345 Park Avenue, 8th Floor, New York, NY 10154, or by email at investor.relations@laddercapital.com, no earlier than February 1, 2022, and no later than the close of business on March 3, 2022. The notice must be submitted by a stockholder of record and must set forth the information required by the Company’s Amended and Restated Bylaws with respect to each director nomination or other proposal that the stockholder intends to present at the 2022 annual meeting of stockholders.

    To be considered for inclusion in the Company’s proxy statement, all proposals must be submitted in writing to the Company’s Secretary so that they are received no later than December 21, 2021. All proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. If you are a beneficial owner of shares held in street name, you can contact the organization that holds your shares for information about how to register your shares directly in your name as a stockholder of record.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Nominees for Election to the Board

    Identified below are the two nominees for election as a director. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the two nominees named in this Proxy Statement. Each of the directors listed below has consented to being named as a nominee in this Proxy Statement and serving on the Board if elected. Each director, if elected at the Annual Meeting, will serve a three-year term until the 2024 annual meeting of stockholders and their respective successors are duly elected and qualified.

Name	Age as of the Annual Meeting	Position with the Company

Douglas Durst	76	Director
Jeffrey B. Steiner	67	Director

    The Board and its Nominating and Corporate Governance Committee believe the skills, qualities, attributes and experience of Mr. Durst and Mr. Steiner provide the Company with business acumen and a diverse range of perspectives to help effectively address the Company’s evolving needs and represent the best interests of the Company’s stockholders. The biographies below describe the skills, qualities, attributes and experience of the nominees that led the Board and the Nominating and Corporate Governance Committee to determine that it is appropriate to nominate these directors for election.

Douglas Durst. Mr. Durst was appointed as a director of Ladder in January 2014. Mr. Durst is chairperson of, and a member of the third generation to lead, the Durst Organization, one of the oldest family-run, commercial and residential real estate companies in New York City. Mr. Durst serves as chairperson of the Real Estate Board of New York and a director of Hudson River Park Trust, The New School, The Trust for Public Land, Project for Public Spaces, The Roundabout Theater and Primary Stages. Mr. Durst is also a trustee of The Old York Foundation, established by his father, which is committed to helping people through education to understand the history and issues facing New York City. In addition, Mr. Durst has been an environmental activist for many years and created one of the largest organic farms in New York State. Mr. Durst earned a B.A. in Economics from the University of California, Berkeley and a Doctor of Humane Letters (honoris causa) from each of the City University of New York and Allegheny College. Mr. Durst’s extensive experience in the real estate industry qualifies him to serve as a member of our Board.

    Jeffrey B. Steiner. Mr. Steiner was appointed as a director of Ladder in July 2018. Mr. Steiner is a Partner at McDermott Will & Emery LLP, an international law firm, and has more than 35 years of experience in real estate, real estate finance and real estate capital markets transactions. Mr. Steiner currently serves as the Global Head of the Real Estate Finance Group of McDermott Will & Emery, co-managing partner of the firm’s New York office, and a member of the firm’s Management Committee. Prior to joining McDermott Will & Emery in March 2018, Mr. Steiner was a Partner at DLA Piper LLP (US) from September 2008 to March 2018, where he was the Global Co-Chairperson of the Finance Department and a member of the firm’s Executive Committee. Mr. Steiner holds a J.D. from Fordham University School of Law and a B.S. from McGill University. Mr. Steiner’s extensive experience in the real estate industry qualifies him to serve as a member of our Board.

Directors

    The following sets forth information regarding our current Board. Biographical information pertaining to Messrs. Durst and Steiner, who are our current nominees for reelection to the Board at the Annual Meeting, can be found in the section above entitled “Nominees for Election to the Board.”

Name	Age as of the Annual Meeting	Position with the Company

Alan H. Fishman	75	Non-Executive Chairperson of the Board
Brian Harris	60	Chief Executive Officer and Director
Mark Alexander	59	Director
Douglas Durst	76	Director
Pamela McCormack	50	President and Director
Jeffrey Steiner	67	Director
David Weiner	60	Director

Michael Mazzei served as a director of Ladder until his resignation on March 26, 2020.

    Alan H. Fishman. Mr. Fishman is Non-Executive Chairperson of the Board of Directors of Ladder. Mr. Fishman was appointed as Non-Executive Chairperson of Ladder at its formation in May 2013 and previously was the Non-Executive Chairperson of our operating partnership, Ladder Capital Finance Holdings LLLP (“LCFH”) since its formation in October 2008. Mr. Fishman has had an extensive career in the financial services industry, having served in top executive positions at Washington Mutual Inc., Independence Community Bank, Sovereign Bancorp. and ContiFinancial Corp., and as the chairperson of Meridian Capital Group. Mr. Fishman has been a private equity investor focusing on financial services at Neuberger and Berman, Adler & Shaykin and at his own firm, Columbia Financial Partners LP, and has held a variety of senior executive positions at Chemical Bank and American International Group. In addition, Mr. Fishman is a member of the board of directors of Santander Holdings USA, Inc. and is the lead independent director, chairperson of the Audit Committee and a member of the Executive and Risk Committees of its subsidiary, Santander Bank, N.A., as well as chairperson of Santander Investment Securities Inc. Mr. Fishman is also Chairperson Emeritus of both the Board of Trustees of the Brooklyn Academy of Music and the Brooklyn Community Foundation. Mr. Fishman is on the audit committee at Continental Grain Company, on the board of MDSolarSciences, as well as the boards of several other not-for-profit and civic organizations. Mr. Fishman received a B.S. from Brown University and a Masters in Economics from Columbia University. Mr. Fishman’s extensive financial management experience qualifies him to serve as a member of our Board.

    Brian Harris. Mr. Harris is a co-founder of Ladder and has served as Chief Executive Officer of Ladder since its formation in October 2008. Mr. Harris has been a director of Ladder Capital Corp since its formation in May 2013 and a director of LCFH since October 2008. Mr. Harris has over 35 years of experience in the real estate and financial markets. Prior to forming Ladder, Mr. Harris served as a Senior Partner, Managing Director and Head of Global Commercial Real Estate at Dillon Read Capital Management (“DRCM”), a wholly owned subsidiary of UBS AG, from June 2006 to May 2007, managing over $500 million of equity capital from UBS AG for DRCM’s commercial real estate activities globally. Mr. Harris earned a B.S. in Biology and an M.B.A. from The State University of New York at Albany. Mr. Harris’ extensive real estate and financial experience qualify him to serve as a member of our Board.

    Mark Alexander. Mr. Alexander was appointed a director of Ladder in June 2015. Mr. Alexander is the Chief Executive Officer of iCreditWorks, a Fintech start-up that leverages mobile and emerging technologies to transform point-of-care lending between healthcare consumers and professionals. Mr. Alexander has spent his career focusing on financial services, technology and operations, previously serving as an Executive Advisor to McKinsey & Company, Aquiline Capital Partners, and Broadridge Financial Solutions, as well as other advisory services through his company, Latigo Financial Services. Prior to forming Latigo, Mr. Alexander spent 24 years at Merrill Lynch and its successor Bank of America Merrill Lynch, becoming the Chief Information Officer and Head of Technology and Operations for Global Markets and Global Wealth and Investment Management. Mr. Alexander is a Certified Public Accountant (inactive) and received a B.B.A. from Hofstra University and an M.B.A. from New York University’s Stern School of Business. Mr. Alexander’s extensive financial and accounting experience qualifies him to serve as a member of our Board.

    Pamela McCormack. Ms. McCormack was appointed a director of Ladder in June 2019. Ms. McCormack is a co-founder and the President of Ladder. Before forming Ladder in October 2008, Ms. McCormack served as Head/Co-Head of Transaction Management - Global Commercial Real Estate at both DRCM and UBS Investment Bank, managing teams responsible for the structuring, negotiation and closing of all real estate investments globally. Ms. McCormack received a B.A. from the State University of New York at Stony Brook and a J.D. from St. John’s University School of Law, and currently serves on the Advisory Board of St. John’s Mattone Family Institute for Real Estate Law. Ms. McCormack has over 24 years of experience in commercial real estate finance. Ms. McCormack’s extensive experience in the real estate industry qualifies her to serve as a member of our Board.

    David Weiner. Mr. Weiner was appointed a director of Ladder in June 2019. Mr. Weiner has over 30 years of investment industry experience and has been a Senior Vice President/Investments at Stifel Financial Corp. since 2014. Prior to Stifel, Mr. Weiner created and managed Chrome Capital Management, LLC, a registered investment advisor. Prior to founding Chrome, Mr. Weiner was a Managing Director at RBC Capital Markets, where he ran the equity swap desk and marketed equity derivatives to RBC’s corporate clients. Mr. Weiner began his career in the actuarial field. He holds a B.S. in Economics from the State University of New York at Albany. Mr. Weiner’s extensive investment industry experience qualifies him to serve as a member of our Board.

Corporate Governance

    The Board. The Board consists of seven directors and one vacancy. The authorized number of directors may be changed by resolution of the Board and was increased from seven to eight in April 2019. Vacancies on our Board can be filled by resolution of our Board. The Board is divided into three classes, each serving staggered, three-year terms:

•    our Class I directors are Messrs. Durst and Steiner;

•    our Class II directors are Messrs. Fishman and Weiner and Ms. McCormack; and

•    our Class III directors are Messrs. Harris and Alexander.

    As a result, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms.

    The Board met a total of 17 times during 2020 in response to the COVID-19 pandemic. All directors are encouraged to attend the Annual Meeting, via webcast or in person. All directors then serving attended the annual meeting last year.

    Board Independence. The Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, the Board has determined that Messrs. Fishman, Alexander, Durst, Steiner and Weiner do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is, “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange (“NYSE”). In making these determinations, the Board considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.” Our Non-Executive Chairperson presides at the regularly scheduled executive sessions of these independent directors of the Board.

    There are no family relationships among the Company’s executive officers and directors.

    Board Committees. The Board has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Risk and Underwriting Committee. The Board has determined that all committee members, excluding Mr. Harris, the Company’s Chief Executive Officer, who serves on the Risk and Underwriting Committee, and Mr. Mazzei, the Company’s former President and director, who served on the Risk and Underwriting Committee until his departure, are independent under applicable NYSE and SEC rules for committee memberships.

    All committees operate under written charters adopted by the Board. The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters and the Company’s Corporate Governance Guidelines are available at ir.laddercapital.com. The information on our website is not intended to form a part of or be incorporated by reference into this Proxy Statement.

    During 2020, each member of the Board attended or participated in at least 75% of the meetings of the Board (held during the period for which such person has been a director) and all of the meetings held by each of the Audit, Compensation and Nominating and Corporate Governance committees of the Board on which such person served (during the periods that such person served). The current chairs and members of the committees are shown in the table below.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Risk and Underwriting Committee

Alan H. Fishman	Member	Member	—	Chair
Brian Harris	—	—	—	Member
Mark Alexander	Chair	—	Member	—
Douglas Durst	—	Chair	Chair	—
Pamela McCormack	—	—	—	—
Jeffrey Steiner	—	Member	—	—
David Weiner	Member	—	—	—

    Audit Committee. The Audit Committee provides assistance to the Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent registered public accounting firm and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The Audit Committee also oversees the audit efforts of our independent registered public accounting firm and takes those actions as it deems necessary to satisfy itself that the independent registered public accounting firm is independent of management, including selecting the audit engagement partner and ensuring that such partner rotates every five years and reviewing and approving non-audit fees and services. Our Audit Committee is currently comprised of Messrs. Alexander (Chair), Fishman and Weiner. We believe that Mr. Fishman and Mr. Alexander meet the SEC’s definition of Audit Committee Financial Expert and that all members of our Audit Committee meet the requirements for independence and financial literacy under the applicable requirements of the SEC and NYSE rules. The Audit Committee met a total of five times during 2020. The Audit Committee also prepared the Audit Committee Report included in this Proxy Statement.

    Compensation Committee. Among other responsibilities set forth in its charter, the Compensation Committee determines our general compensation policies and recommends to the Board the compensation provided to our directors, our Chief Executive Officer, and our other officers. The Compensation Committee also reviews and recommends to the Board equity-based compensation for our directors and officers. Under its charter, the Compensation Committee has the authority to retain outside legal, accounting or other consultants or experts, including compensation consultants, as it deems necessary in the performance of its duties and without having to seek approval of the Board. For additional information, please see “Executive Compensation—Setting Executive Compensation” below.

    Our Compensation Committee is currently comprised of Messrs. Durst (Chair), Fishman and Steiner. We believe that all members of our Compensation Committee meet the criteria for independence under the applicable requirements of the NYSE and SEC rules. The Compensation Committee met once during 2020. Pursuant to its charter, the Compensation Committee may form one or more subcommittees, each of which may take such actions as may be delegated by the Committee.

    Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee is currently comprised of Messrs. Durst (Chair) and Alexander. The Nominating and Corporate Governance Committee met once during 2020. After the end of the fiscal year, the Nominating and Corporate Governance Committee recommended to the full Board the nominees named in this Proxy Statement for election to the Board. The Nominating and Corporate Governance Committee is composed entirely of directors who satisfy NYSE director independence standards. As further discussed below, the Nominating and Corporate Governance Committee is responsible for making recommendations to the Board regarding candidates for directorships and the size and composition of the Board and its committees. The Nominating and Corporate Governance Committee leads the annual self-assessment by the Board and its committees and uses the results of this process to help refine and improve the operations of both the Board and its committees. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the Board concerning corporate governance matters.

    Board Nominating Process. Ladder has adopted Corporate Governance Guidelines, available at ir.laddercapital.com, that describe the Company’s criteria for directors and the director nominating process, summarized herein. The Nominating and Corporate Governance Committee is responsible for screening and recommending to the Board nominees for election as directors of the Company, including nominees recommended by stockholders of the Company. When formulating its Board membership recommendations, the Nominating and Corporate Governance Committee considers advice and recommendations from stockholders, management, and others as it deems appropriate, and will also take into account the performance of incumbent directors in determining whether to recommend them for reelection at the annual meeting of stockholders. The Company relies upon its vast commercial real estate finance and risk management network in identifying potential candidates for the Board.

    The Company seeks to align Board composition with the Company’s strategic direction so that directors possess the skills, experience and backgrounds that are relevant to the key strategic and operational issues that they will oversee and approve. We value the benefits that diversity can bring to the Company and are committed to the promotion of a diverse management team and Board that reflects the diverse nature of our stockholders and our business. We think broadly about diversity and recognize that it can include, but is not limited to, gender, sexual orientation, ethnicity, generation, age, background, education, experiences, abilities, and skills. The Company is committed to a diverse and inclusive culture which solicits multiple perspectives and is free of bias and discrimination. Director candidates are typically selected based on their integrity and character, sound, independent judgment, track record of accomplishment in leadership roles, as well as their professional and corporate expertise, skills and experience. Criteria that are typically considered by the Board in the selection of directors include:

•the independence, judgment, strength of character, reputation in the business community, ethics and integrity of the individual;
•the business or other relevant experience, skills and knowledge that the individual may have that will enable him or her to provide effective oversight of the Company’s business;
•the fit of the individual’s skill set and personality with those of the other directors so as to build a Board that works together effectively and constructively; and
•the individual’s ability to devote sufficient time to carry out his or her responsibilities as a director in light of his or her occupation and the number of boards of directors of other public companies on which he or she serves.

    Following the completion of interviews (including, as appropriate, with other directors, the CEO and other members of management) and reference checks of identified candidates, the Nominating and Corporate Governance Committee makes recommendations to the Board with respect to the candidates. The full Board then votes on the committee’s recommendations. A candidate approved by a majority of the Board is nominated for election by the Company’s stockholders at the next annual meeting, or in the case of a vacancy between annual meetings, is appointed by the Board.

    Risk and Underwriting Committee. The Board also has a Risk and Underwriting Committee, composed of Messrs. Fishman (Chair) and Harris. The committee reviews our internal risk reports and evaluates risk management strategies. In addition, it reviews and approves: (i) loans greater than $50 million; (ii) real estate equity investments greater than $20 million; (iii) AAA rated securities positions greater than $76 million; (iv) all other investment grade securities positions greater than $51 million and (v) in the case of non-rated or sub-investment grade securities, the lesser of (x) $21,000,000 and (y) 10% of the total net asset value of the respective Ladder investment company. The committee also approves aggregate investments in real-estate related corporate debt above $80 million and aggregate investments in real-estate related equity securities above $20 million. This committee endeavors to meet at least quarterly or more frequently as needed depending on the transaction requirements.

    Board Oversight of Risk Management. One of the key functions of the Board is informed oversight of our risk management process. The Board administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures.

    In addition, Ladder maintains a best practice, risk-based approach to cybersecurity, with oversight by a cybersecurity team including the Chief Administrative Officer and General Counsel, Chief Compliance Officer and Senior Regulatory Counsel, Chief Financial Officer and Head of Asset Management as well as senior representatives from Ladder’s outsourced technology firm, and regular discussions with the Audit Committee. The Audit Committee also has the responsibility to review with management the process by which risk assessment and management is undertaken, monitor compliance with applicable legal and regulatory requirements, including those of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, and review with our independent auditors the adequacy and effectiveness of our internal controls over financial reporting.

    The Company’s cybersecurity efforts and regularly updated and tested Business Continuity and Pandemic Preparedness Plan enabled Ladder to be proactive in its response to the COVID-19 pandemic, as employees began working remotely in mid-March of 2020 and a majority of employees continue to do so. The Company’s President, Chief Administrative Officer and General Counsel and Chief Compliance Officer and Senior Regulatory Counsel have overseen the Company’s business continuity and health and safety status and related efforts and continue to apprise the Board of the same.

    Our Audit Committee and Nominating and Corporate Governance Committee are responsible for periodically evaluating the Company’s corporate governance policies and system in light of the governance risks that the Company faces and the adequacy of the Company’s policies and procedures designed to address such risks. The Compensation Committee assesses and monitors whether any of our compensation policies and programs are reasonably likely to have a material adverse effect on the Company. Our Risk and Underwriting Committee assesses and monitors our risk management strategies, including but not limited to those designed to mitigate credit, interest rate, liquidity and counterparty risk, and investments of material size as described above.

    Codes of Ethics. Our Board has adopted a code of ethics that applies to all of our employees, officers and directors, as well as a code of ethics for senior financial officers. The full text of both codes is available on our website at ir.laddercapital.com. We intend to disclose future amendments to certain provisions of our code of ethics, or waivers of certain provisions as they relate to our directors and executive officers, at the same location on our website or otherwise as required by applicable law. The information on our website is not intended to form a part of or be incorporated by reference into this Proxy Statement.

    Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee is or has been an executive officer of the Company, nor did they have any relationships requiring disclosure by the Company under Item 404 of Regulation S-K, other than those described in the section captioned “Certain Relationships and Related Party Transactions.” None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as a director of the Company or member of the Compensation Committee during 2020.

    Board Evaluation. Each year, our Board conducts a rigorous self-evaluation process. This process is overseen by the Nominating and Governance Committee and conducted by outside counsel with corporate governance experience. The performance evaluations solicit anonymous input from directors regarding the performance and effectiveness of the Board and its committees. The Nominating and Governance Committee reviews the results and feedback from the evaluation process, which are compiled anonymously, and makes recommendations for improvements as appropriate. The Board evaluation process includes an assessment of both Board process and substance, including the Board’s effectiveness and composition and the quality of Board and committee discussions and materials. The Board believes that this annual evaluation process supports its effectiveness and continuous improvement.

    Stockholder Engagement. The Board is consistently focused on maximizing stockholder value. The Company and the Board regularly evaluate the Company’s corporate governance profile and are committed to understanding and addressing stockholder concerns. Throughout the year, the Company and the Board engage with stockholders on a variety of topics, including corporate governance policies and Board composition. The Company appreciates and considers stockholder feedback as its analysis of, and strategic decision-making on, these topics continues to evolve.

    Communications with the Board. Any matter intended for the Board, for any of its committees, or for any individual member or members of the Board, should be directed to the Company’s Secretary, c/o Investor Relations at Investor.Relations@laddercapital.com, with a request to forward the communication to the intended recipient or recipients. In general, any stockholder communication delivered to the Company for forwarding to the Board or specified Board committee or members will be forwarded in accordance with the stockholder’s instructions. However, the Company reserves the right not to forward to directors any abusive, threatening or otherwise inappropriate materials.

    Board Environmental and Social Risk Oversight. The Nominating and Corporate Governance Committee is responsible for the oversight of the Company’s environmental and social risks as they apply to stockholder value.

    The Company maintains an environmental policy that applies to its owned real estate and all real estate collateral underlying its loans. Ladder conducts thorough due diligence that is reviewed by specialized environmental counsel. The due diligence we perform on each of our investments include, as applicable, environmental reports to identify and evaluate potential environmental hazards, including ground water pollution, polychlorinated biphenyls (PCBs), lead paint, asbestos, and radon gas. The Company may also include specific requirements in its loan documents, including the potential use of environmental insurance, to ensure the completion of any required remediation. Compliance is monitored by Ladder’s asset management team.

    Ladder is also committed to environmental sustainability. Our environmental friendliness applies to several aspects of the Company’s daily operations, including, but not limited to, purchasing and using office equipment that meet energy management standards such as ENERGY STAR, recycling office equipment at the end of its life or service, participating in waste recycling and encouraging employees to use environmental friendly practices. As we refine our understanding of how environmental and sustainability issues impact our business, we will continue to integrate consideration of environmental issues into our decision-making processes.

    Ladder supports community development by investing directly in, and providing flexible and cost-effective mortgage loan financing to support investments in, and the development of, multifamily and commercial real estate throughout the country, including in low- to moderate-income communities that are typically under-served by the financing community at large. In doing so, we contribute to improvements in the quality of life for community residents, create job opportunities and provide other lenders with an example to follow as they consider investing in those communities in the future.

    Board Oversight of Human Capital Management and Corporate Culture. The Board maintains oversight of human capital management and corporate culture and gains insight at regular Board and committee meetings about specific Company human resources initiatives, including talent engagement, attraction and retention.

    Ladder is a dynamic company that is distinguished by the talent and dedication of our team. The Company is committed to building and developing a diverse, interconnected and engaged workforce, as further described below. For the safety of our employees, Ladder was proactive in its efforts to create and maintain a seamless transition from office to home in response to the the COVID-19 pandemic. The continued engagement and dedication of our employees in light of these circumstances is greatly appreciated, and we believe it is due in part to our strong corporate culture.

    The Company is committed to maintaining a productive work environment in which all individuals are treated with mutual respect and dignity. All levels of personnel are held accountable for contributing to a professional atmosphere that promotes equal opportunity and nondiscriminatory practices. In keeping with this commitment, the Company maintains, and actively reviews, its anti-discrimination, harassment, and retaliation policy. Further, in addition to annual diversity and inclusion training for all employees, the Company maintains an open-door policy that is aligned with its dedication to integrity and transparency.

    The Company invests in our employees and demonstrates this commitment through competitive salaries, annual incentive awards, stock awards, healthcare benefits, paid time off, and a Business Continuity and Pandemic Preparedness Plan that places our employees’ health and safety at its core.

    Ladder has also implemented various programs to develop and build field expertise and leadership skills, including its Company-wide, interdepartmental mentoring program, “Ladder Climbers” program and annual employee reviews. Ladder’s mentoring program pairs junior employees with senior employees in other departments to foster cross-departmental connections and to allow junior employees to expand their knowledge beyond their respective departments. Human Resources actively monitors the program and encourages feedback from both mentees and mentors to ensure that it is a valuable experience for all participants. Unique to the Company is our “Ladder Climbers” program, which is managed by the junior employees themselves and enables our junior staff to bond and develop leadership skills. In addition, although our corporate culture encourages contemporaneous feedback to enable employees to refine their skills and expertise with each project, annual employee reviews provide a road-map for continued development.

Compensation of the Board

    The information contained in “Executive Compensation—Director Compensation” is incorporated by reference.

Executive Officers

    The following sets forth information regarding executive officers of the Company and Marc Fox, who served as our Chief Financial Officer from November 2008 until his resignation from the position, effective March 1, 2021. Biographical information pertaining to Mr. Harris and Ms. McCormack can be found in the section entitled “Directors, Executive Officers, and Corporate Governance - Directors.”

Name	Age as of the Annual Meeting	Position with the Company
Brian Harris	60	Chief Executive Officer
Pamela McCormack	50	President
Paul J. Miceli	41	Chief Financial Officer
Marc Fox	61	Former Chief Financial Officer
Robert Perelman	58	Head of Asset Management
Kelly Porcella	39	Chief Administrative Officer, General Counsel and Secretary

    Paul J. Miceli. Mr. Miceli was appointed Chief Financial Officer of Ladder in March 2021 and Director of Finance in July 2019. Prior to joining Ladder, Mr. Miceli served as a Managing Director in the accounting and finance group of Colony Capital, Inc. and was employed there from January 2017 to June 2019. He previously served as Deputy Chief Financial Officer of NorthStar Asset Management Group, where he was employed from May 2011 to January 2017, and Manager in the real estate audit practice at Ernst & Young LLP, where he worked from September 2004 to May 2011. Mr. Miceli has over 16 years of experience in commercial real estate finance. Mr. Miceli is a Certified Public Accountant and received a B.S. in Accounting from the University of Delaware.

Marc Fox. Mr. Fox was appointed as Chief Financial Officer of Ladder in November 2008, and served in that role until March 1, 2021. From January 1999 to October 2008, Mr. Fox served as Treasurer of Capmark Financial Group Inc. (“Capmark”), where Mr. Fox formulated and executed its worldwide funding strategies, including commercial real estate-based financing strategies. From 1997 to 1998, prior to his appointment as Treasurer, Mr. Fox managed a group responsible for the underwriting and closing of large commercial real estate loans. Mr. Fox has over 30 years of experience in commercial real estate finance. Mr. Fox earned a B.S. in Economics and an M.B.A. from The Wharton School of the University of Pennsylvania.

    Robert Perelman. Mr. Perelman is a co-founder of Ladder and was appointed as Head of Asset Management of Ladder at its formation in October 2008. Prior to forming Ladder, Mr. Perelman served as a Director and Head of Asset Management at UBS Securities LLC from June 2007 to October 2007 and, previously prior to the launch of DRCM, from April 2006 to June 2006. Prior to being re-integrated to UBS Securities LLC, Mr. Perelman served as a Director and Head of Asset Management at DRCM from June 2006 to June 2007. In that capacity, Mr. Perelman managed a team responsible for the portfolio management of all real estate investments globally. Mr. Perelman has over 30 years of experience in commercial real estate finance. Mr. Perelman earned a B.S. in Telecommunications Management from Syracuse University and a J.D. from Fordham University School of Law.

    Kelly Porcella. Ms. Porcella was appointed Chief Administrative Officer in April 2019 and General Counsel in March 2016, having previously served as Associate General Counsel since December 2013. Ms. Porcella helps manage the day-to-day operations of the Company and is primarily responsible for the Company’s corporate governance, cybersecurity, human resources, executive compensation, legal and regulatory oversight and the execution of the Company’s strategic initiatives. Before joining Ladder in March 2009, Ms. Porcella worked at DRCM and UBS Securities LLC, where she was a member of the team responsible for the management of the firm’s balance sheet assets. Ms. Porcella has over 14 years of experience in commercial real estate finance. Ms. Porcella serves on the Advisory Board of St. John’s Mattone Family Institute for Real Estate Law. Ms. Porcella received a B.S. in Marketing,  summa cum laude, from The Peter J. Tobin College of Business at St. John’s University and a J.D., magna cum laude, from St. John’s University School of Law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

    The following table sets forth information regarding the beneficial ownership of our Class A common stock as of April 5, 2021 for:

•    each beneficial owner of more than 5% of any class of our outstanding shares;

•    each of our named executive officers;

•    each of our directors; and

•    all of our executive officers and directors as a group.

    Beneficial ownership is determined in accordance with SEC rules. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.

	Class A common stock(1)(2)
Name of Beneficial Owner(3)	Number	Percentage
Principal Stockholders:
BlackRock, Inc.(4)	10,666,034	8.4%
The Vanguard Group(5)	9,325,679	7.4%
Named Executive Officers and Directors:
Alan H. Fishman	1,218,559	*
Brian Harris(6)	7,299,236	5.8%
Mark Alexander	94,187	*
Douglas Durst(7)	3,576,683	2.8%
Pamela McCormack(8)	1,005,292	*
Jeffrey Steiner	20,368	*
David Weiner	15,786	*
Marc Fox(9)	416,717	*
Robert Perelman(10)	310,011	*
Kelly Porcella	125,798	*
Other Executive Officers	60,971	*
Executive Officers and Directors as a group (11 persons)	14,143,608	11.1%

* Represents less than 1%

(1)    In computing the number of shares of our Class A common stock beneficially owned by a stockholder and the percentage ownership of that stockholder, we deemed outstanding shares of Class A common stock subject to options held by such stockholder that are currently vested and exercisable, or that will become vested and exercisable within 60 days of April 5, 2021, whether or not they would be deemed to have beneficial ownership of such shares as of the date hereof. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other stockholder.

(2)    There were 126,342,094 shares of our Class A common stock outstanding as of April 5, 2021.

(3)    Unless otherwise indicated, the address of the beneficial holder is c/o Ladder Capital, 345 Park Avenue, 8th Floor, New York, NY 10154.

(4)    Based on information as of December 31, 2020 set forth in Schedule 13G/A filed with the SEC on January 29, 2021 by BlackRock, Inc., which has sole voting power with respect to 10,495,376 shares of Class A common stock and sole dispositive power with respect to 10,666,034 shares of Class A common stock. The address for BlackRock, Inc. is 55 East 52nd St, New York, NY 10055.

(5)     Based on information as of December 31, 2020 set forth in Schedule 13G/A filed with the SEC on February 10, 2021 by The Vanguard Group, which has shared voting power with respect to 106,769 shares of Class A common stock, sole dispositive power with respect to 9,127,038 shares of Class A common stock and shared dispositive power with respect to 198,641 shares of Class A common stock. The address for The Vanguard Group is 100 Vanguard Blvd, Malvern, PA, 19355.

(6)    Includes 630,075 shares of Class A common stock and 454,914 shares of Class A common stock that can be acquired upon the exercise of options held by Brian Harris, 400,540 shares of Class A common stock held by Harris Investment Associates LP (“Harris LP”) and 1,020,084 shares of Class A common stock held by Harris Investment Associates LP II (“Harris LP II”) and 4,793,623 shares of Class A common stock held by the Betsy A. Harris 2012 Family Trust. Mr. Harris serves as general partner of each of Harris LP and Harris LP II and is a trustee of the Betsy A. Harris 2012 Family Trust. Mr. Harris disclaims beneficial ownership of the shares held by each of the Betsy A. Harris 2012 Family Trust, Harris LP and Harris LP II.

(7)    Includes 3,537,349 shares of Class A common stock held by Seymour Holding Corporation and 39,334 shares of Class A common stock held by Douglas Durst. The natural persons having voting or dispositive control over the shares of Class A common stock beneficially owned by Seymour Holding Corporation include Douglas Durst, a member of our Board.

(8)    Includes 751,692 shares of Class A common stock (including 122,131 shares of Class A common stock that can be acquired upon the exercise of options) held by Pamela McCormack and 253,600 shares of Class A common stock held by McCormack Investors LLC. Ms. McCormack disclaims beneficial ownership of the shares held by McCormack Investors LLC.

(9)    Includes 416,717 shares of Class A common stock (including 57,314 shares of Class A common stock that can be acquired upon the exercise of options) held by Marc Fox.

(10)    Includes 310,011 shares of Class A common stock (including 46,743 shares of Class A common stock that can be acquired upon the exercise of options) held by Robert Perelman.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

    Until the quarter ended September 30, 2020, Ladder’s structure incorporated significant ownership by pre-IPO limited partners (“Continuing LCFH Limited Partners”) who had the ability to exchange an equal number of LCFH partnership units and shares of Class B common stock for shares of Class A common stock of Ladder on a one-for-one basis. The first three agreements described below were intended to help facilitate such exchanges. As of September 30, 2020, all shares of Class B common stock, Series REIT LP Units and Series TRS LP Units, each as defined herein, have been exchanged for shares of Class A common stock and no Class B common stock is outstanding.

Third Amended and Restated Limited Liability Limited Partnership Agreement of LCFH

    Since the Company’s initial public offering (“IPO”) and related transactions, Ladder has held limited partnership units in our operating partnership, LCFH, and, pursuant to the Third Amended and Restated Limited Liability Limited Partnership Agreement of LCFH, as amended (the “LLLP Agreement”), Ladder is the General Partner of LCFH. Accordingly, Ladder operates and controls all of the business and affairs of LCFH and, through LCFH and its operating entity subsidiaries, conducts our business.

    On December 15, 2014, the Board unanimously approved a plan to realign our business operations to qualify as a real estate investment trust (a “REIT”) for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the “Code”), commencing with the 2015 tax year (the “REIT Election”).

    In order to implement the proposed REIT Election, we, LCFH and a majority of existing limited partners of LCFH entered into the LLLP Agreement effective as of December 31, 2014, pursuant to which, among other things, (i) all assets and liabilities of LCFH were allocated on our books and records to two series of LCFH, consisting of “Series REIT” and “Series TRS” (collectively, the “Series”), (ii) each outstanding limited partnership interest in LCFH was converted into one limited partnership unit of Series REIT (a “Series REIT LP Unit”) and one limited partnership unit of Series TRS (a “Series TRS LP Unit,” and collectively with a Series REIT LP Unit, the “Series Units”), (iii) outstanding Series TRS LP Units became exchangeable for the same number of limited liability company interests (“TRS Shares”) of LC TRS I LLC (“TRS I”), a newly-formed limited liability company that is a U.S. taxable REIT subsidiary of the Company and the general partner of Series TRS, (iv) in order to effect the exchange of Series Units for shares of Class A common stock of the Company on a one-for-one basis, holders were required to surrender (a) one share of the Company’s Class B common stock, (b) one Series REIT LP Unit, and (c) either one Series TRS LP Unit or one TRS Share, and (v) upon effectiveness of the Second Amended and Restated Certificate of Incorporation of Ladder, which was approved by our stockholders at a special meeting of stockholders held in February 2015, the transfer restrictions in the LLLP Agreement as in effect immediately prior to December 31, 2014 became effective on the Series TRS LP Units and Series REIT Units.

    Under the LLLP Agreement, Ladder is the general partner of Series REIT and, accordingly, has the right to appoint the Series Board of Directors of Series REIT and, through Ladder’s indirect ownership of a majority of the outstanding TRS Shares, has the right to appoint the Series Board of Directors of Series TRS (together with the Series Board of Directors of Series REIT, the “Series Boards”). Each Series Board has the right to determine when distributions will be made to Series Units of such Series and the amount of any such distributions. If a distribution is authorized by a Series, such distribution will be made to the holders of Series Units of such Series pro rata in accordance with the percentages of their respective Series Units; provided that 100% of all distributions made by Series REIT in respect of cash or other assets derived from distributions received by Series REIT from TRS I will be distributed only to Ladder.

    As of September 30, 2020, all Series REIT LP Units and Series TRS LP Units were exchanged, with shares of Ladder Class B common stock, for shares of Ladder Class A common stock. Ladder holds all interests in the Series, directly and indirectly. Prior to such exchanges, the unitholders of each Series, including Ladder and TRS I, incurred U.S. federal, state and local income taxes on their proportionate share of any taxable income of the respective Series. Net profits and net losses of each Series were generally allocated to their respective unitholders (including Ladder and TRS I) pro rata in accordance with their respective share of the net profits and net losses of the respective Series; provided that all profits and losses of Series REIT attributable to profits and losses of TRS I were allocated one hundred percent to Ladder. The LLLP Agreement provided for cash distributions, which we referred to as “tax distributions,” to the holders of the Series Units if Ladder, as the General Partner of LCFH and Series REIT, or TRS I, as the General Partner of Series TRS, determined that the taxable income of the relevant unitholder would give rise to taxable income for such holder. Generally, these tax distributions were computed based on our estimate of the taxable income of the relevant Series allocable to a holder of Series Units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the nondeductibility of certain expenses and the character of our income). Tax distributions were made by a Series only to the extent all distributions from such Series for the relevant year were insufficient to cover such tax liabilities. Any distributions were subject to available cash and applicable law and contractual restrictions (including pursuant to our debt instruments).

    The LLLP Agreement also provides that Brian Harris has the right to be a member of the Series Board of Series REIT and the Series Board of Series TRS so long as he is Chief Executive Officer of Series REIT and Series TRS, respectively.

    Brian Harris, Pamela McCormack, Robert Perelman, Marc Fox, Michael Mazzei and Alan Fishman, as individuals, and Douglas Durst, through a corporation, had an interest in this agreement during calendar year 2020.

Second Amended and Restated Registration Rights Agreement

    We entered into an amended and restated registration rights agreement pursuant to which we may be required to register the sale of shares of our Class A common stock held by certain of our existing investors and/or our Class A common stock that may be issued to certain Continuing LCFH Limited Partners upon exchange of Series Units held by them. The registration rights agreement also requires us to make available and keep effective shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, certain of our investors have the ability to exercise certain piggyback registration rights in connection with registered offerings requested by any of such holders or initiated by us. On January 28, 2015, certain provisions of the registration rights agreement relating to Demand Registrations and Piggyback Registrations (each as defined therein), and procedures relating to cutbacks were amended. On December 1, 2016, the agreement was further amended regarding Shelf Registration mechanics and participation in Underwritten Registrations (each as defined therein) and on February 15, 2017, the agreement was amended relating to the mechanics of Piggyback Registrations. On March 3, 2017, in connection with the closing of RREF II Ladder LLC’s (“Related”) investment in Ladder, Ladder, certain pre-IPO stockholders and Related entered into a Second Amended and Restated Registration Rights Agreement to, among other things, provide Related with customary registration rights with respect to its shares.

    Brian Harris, Pamela McCormack, Robert Perelman, Marc Fox, Michael Mazzei and Alan Fishman, as individuals, and Douglas Durst, through a corporation had an interest in this agreement during calendar year 2020.

Amended and Restated Tax Receivable Agreement

Upon consummation of the IPO, the Company entered into a Tax Receivable Agreement with the Continuing LCFH Limited Partners (the “TRA Members”). Under the Tax Receivable Agreement, the Company generally was required to pay to the TRA Members that exchanged their interests in LCFH and Class B common stock of the Company for Class A shares of the Company, 85% of the applicable cash savings, if any, in U.S. federal, state and local income tax that the Company realized (or was deemed to realize in certain circumstances) as a result of (i) the increase in tax basis in its proportionate share of LCFH’s assets that was attributable to the Company as a result of the exchanges and (ii) payments under the Tax Receivable Agreement, including any tax benefits related to imputed interest deemed to be paid by the Company as a result of such agreement.

To determine the current amount of the payments due, the Company estimated the amount of the Tax Receivable Agreement payments to be made within twelve months of the balance sheet date. As of December 31, 2020 and 2019, pursuant to the Tax Receivable Agreement, the Company had a liability of $0.9 million and $1.6 million, respectively, included in other liabilities in the consolidated balance sheets for TRA Members.

Following the remaining partners’ exchange during the three months ended September 30, 2020, the Company elected to compute Early Termination Payments for each exchanging partner as provided under the terms of the Tax Receivable Agreement. All of the participants were notified of the payments to which they would be entitled, including those entitled to no payment. The Early Termination Payments totaling $0.9 million were either executed or scheduled to be executed in February and March 2021, thereby satisfying the TRA liability reported as of December 31, 2020.

    Brian Harris, Pamela McCormack, Robert Perelman, Marc Fox, Michael Mazzei and Alan Fishman, as individuals, and Douglas Durst, through a corporation, had an interest in this agreement during calendar year 2020.

Ladder Select Bond Fund

    On October 18, 2016, Ladder Capital Asset Management LLC (“LCAM”), a subsidiary of the Company and a registered investment adviser, launched the Ladder Select Bond Fund (the “Fund”), a mutual fund. In addition, on October 18, 2016, the Company made a $10.0 million investment in the Fund, which is included in other assets in the consolidated balance sheets. On June 22, 2020, the Fund was liquidated and LCAM deregistered with the SEC. The Company recognized a realized loss of $0.7 million upon liquidation of the Fund, which is included in fee and other income on the consolidated statements of income for the year ended December 31, 2020.

Firm Relationships

    McDermott Will & Emery, of which Mr. Steiner is currently a Partner, provides legal services to the Company. Expenditures by the Company to McDermott Will & Emery for legal services for the year ended December 31, 2020 totaled $2.1 million. Mr. Steiner’s son, Andrew Steiner, is an associate at the Company; during the year ended December 31, 2020, his compensation from the Company exceeded $120,000. Andrew Steiner’s compensation and other benefits for the year ended December 31, 2020 were comparable to those of other employees of the Company in similar positions and determined by the Company consistent with its compensation practices applicable to other similarly situated employees.

Conflicts of Interest and Related Party Transactions

    The Board has adopted a written policy for approval of transactions between the Company and its directors, director nominees, executive officers, greater than five percent beneficial owners and their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year and the related party to the transaction has or will have a direct or indirect material interest. The Audit Committee and Risk and Underwriting Committee review transactions subject to the policy and decide whether or not to approve or ratify those transactions. In doing so, such committees determine whether the transaction is in the best interests of the Company. In addition, our Nominating and Corporate Governance Committee also determines the impact or potential impact on a director’s independence in the event the related party is a director, an immediate family member of a director, or an entity in which a director is a partner, stockholder or executive officer. We cannot assure you that these policies will be successful in eliminating the influence of conflicts of interest. These policies may be amended from time to time at the discretion of our Board.

EXECUTIVE COMPENSATION

    In this section we provide our stockholders with information to understand our compensation policies. We also discuss the compensation awarded to our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers as of December 31, 2020 (collectively our “Named Executive Officers”).

    Our Named Executive Officers for 2020 were:

•    Brian Harris, Chief Executive Officer;

•    Pamela McCormack, President;

•    Marc Fox, Chief Financial Officer;

•Robert Perelman, Head of Asset Management; and

•Kelly Porcella, Chief Administrative Officer and General Counsel.

    This section consists of our Compensation Discussion and Analysis, which explains how and why we paid our Named Executive Officers for their efforts in 2020, and compensation tables and accompanying notes that detail the specific amounts and types of compensation we paid to our Named Executive Officers for 2020 in comparison to 2019 and 2018.

Compensation Discussion and Analysis

    This compensation discussion and analysis describes the key principles and factors underlying our executive compensation policies and decisions for 2020 for our Named Executive Officers. The following discussion should be read in conjunction with other information presented in this proxy statement, including the information in the compensation tables and the footnotes to those tables.

Compensation Philosophy and Objectives

    Compensation recommendations for our Named Executive Officers are made to the Board annually by our Compensation Committee. The Company strives to ensure its compensation program is simple and transparent. Our compensation philosophy is to align executive compensation with the interests of our stockholders and, therefore, to motivate our executives to attain financial objectives that our Board believes are primary determinants of long-term equity value while avoiding imprudent risk taking. The primary goal of our executive compensation program is to ensure that we hire and retain talented and experienced executives who are motivated to achieve or exceed our short-term and long-term Company goals. Our executive compensation programs are designed to reinforce a strong pay-for-performance orientation and to serve the following purposes:

•    to reward our Named Executive Officers for sustained financial and operating performance and leadership excellence;

•    to align the interests of our Named Executive Officers with those of our stockholders; and

•    to encourage our Named Executive Officers to remain with us for the long-term.

Setting Executive Compensation in Light of the COVID-19 Pandemic

As of the date hereof, there is an ongoing pandemic of a novel coronavirus, or COVID-19, which has spread to over 200 countries and territories, including the United States. Public health officials have recommended and mandated precautions to mitigate the spread of COVID-19, including limitations on the operations of non-essential businesses, prohibitions on congregating in heavily populated areas and shelter-in-place orders or similar measures. As the COVID-19 pandemic continues, governments, businesses and other third parties may continue to implement or maintain restrictions or policies that adversely impact consumer spending, global capital markets and the global economy.

As more fully described in the Annual Report, the COVID-19 pandemic came upon the Company and the world without warning. The resulting dislocation in the capital markets was severe. The Company responded in several ways to shore up liquidity, protect its client base and protect its employees and investors.

While executive compensation is directly correlated with the Company’s earnings, as substantial stockholders, management took defensive actions to navigate the adverse impacts of the COVID-19 pandemic, including maintaining unusually high levels of unrestricted cash liquidity. In addition, the Company took the protective step of refinancing debt with more expensive non-mark-to-market funding sources. The Company’s strong credit culture, underwriting abilities and asset management capabilities held up as the Company’s portfolio continued to perform despite the stress caused by the COVID-19 pandemic. The Company halted new originations and prioritized closely asset managing its existing loan portfolio in order to protect and defend book value. For the year ending December 31, 2020, these actions resulted in:

•Distributable earnings of $68.3 million, or $0.60 of distributable EPS;
•99% collection rate of interest and rents across commercial real estate loan and equity portfolio; and
•Substantial proceeds from loan repayments and sales of loans and securities.

The Board and Compensation Committee determined that management both demonstrated and strengthened its alignment with stockholders since the onset of the COVID-19 pandemic. In making compensation recommendations for 2020, the Compensation Committee took into account the defensive actions described above that resulted in a stronger balance sheet and protection of of book value, in addition to:

•Current compensation arrangements (including arrangements negotiated in connection with employment agreements);
•Individual performance;
•The pay and performance of Comparable Companies (as defined below);
•The overall environment in the commercial real estate finance REIT sector;
•The Company’s performance in light of the effects of the COVID-19 pandemic; and
•The results of our 2018 Say on Pay advisory vote.

The management team, consisting of our Named Executive Officers, received no cash bonus - solely equity-based incentive compensation - and incentive compensation for our Named Executive Officers was down 36% from the prior year, with each of the CEO and CFO down 44%. With distributable earnings of $68.3 million, or $0.60 of distributable EPS for the year ended December 31, 2020, our Named Executive Officers were contractually entitled to $5.2 million in cash bonuses according to the Bonus Guidelines described in “Executive Compensation—Elements of Compensation—Annual Cash Bonuses.” However, management waived that right. Our Named Executive Officers instead agreed to receive only equity-based incentive compensation, further increasing the team’s alignment with Ladder’s stockholders. In a further effort to align management and other employees with stockholders, the Company elected to compensate the vast majority of employees in stock, totaling 97% of 2020 incentive compensation.

The Board and Compensation Committee believe that the approach they took to management incentive compensation in 2020 appropriately balanced retention of a highly experienced and aligned team with lower earnings due to external events. As a result of management’s actions and discipline, the Board believes that the Company is well-positioned for 2021 opportunities, with significant liquidity on hand for new investments.
    Performance-Based, Formulaic Approach. While the Board and Compensation Committee exercised their discretion in awarding equity-based incentive compensation in 2020 to support retention and alignment, the Company’s standard compensation program is designed to be well-aligned with the Company’s performance, as aggregate compensation adjusts formulaically as distributable earnings1 increase or decrease. We view this formulaic approach as a form of performance-based compensation (higher distributable earnings results in higher management compensation, while lower distributable earnings necessarily results in lower management compensation). Importantly, a formulaic approach tied to Company performance enables both management and the Board to in turn devote their full attention to the successful operation of the business.

1 For 2020, consistent with the disclosure in our 2020 Annual Report, the Compensation Committee approved the use of distributable earnings in lieu of core earnings going forward. Distributable earnings replaced our prior presentation of core earnings, and core earnings presentations from prior reporting periods have been recast as distributable earnings.

    Role of our CEO. The Compensation Committee relied in part on Mr. Harris, our Chief Executive Officer, who makes specific compensation recommendations to the Committee based on the objectives and approach set by the Committee. Mr. Harris, like the Compensation Committee, took into account current compensation arrangements (including arrangements negotiated in connection with employment agreements), as well as business and individual performance in light of actual market conditions. Specifically, for each executive, Mr. Harris makes recommendations regarding annual incentive awards and long-term incentive awards, for review and discussion with, and consideration by, the Committee. Mr. Harris may attend meetings of the Compensation Committee at the request of the Committee chair, but does not attend executive sessions. The Committee then recommends executive compensation to the full Board for approval.

    Role of the Compensation Consultant and Use of Peer Group Data. The Compensation Committee retains FTI Consulting, Inc. (“FTI”) as its independent compensation consultant to advise it on matters related to the compensation of our
Named Executive Officers and compensation program design.

    FTI provided the Compensation Committee with comparative market data on compensation practices and programs based on an analysis of peer companies and provided guidance on best practices. The reference group set forth below (the “Comparable Companies”) is composed of the companies that the Compensation Committee considers Ladder’s closest peers. Ladder’s multi-faceted business, when combined with its internally-managed structure, limits its direct comparability to other REITs and finance companies. Each of the Comparable Companies is an internally-managed, primarily real estate finance-focused company or commercial real estate investment company with median equity market capitalization of approximately $1.8 billion, as of December 31, 2020.

•Arbor Realty Trust, Inc.
•Granite Point Mortgage Trust Inc
•iStar Inc.
•Kennedy-Wilson Holdings, Inc.
•MFA Financial, Inc.
•PennyMac Financial Services, Inc.
•Redwood Trust, Inc.
•W.P. Carey Inc.
•Walker & Dunlop Inc.

    The data from the Comparable Companies, along with performance projections estimated by FTI due to the COVID-19 pandemic, was used by the Compensation Committee to develop an understanding of the compensation practices of companies with which the Company competes for executive talent. It was not used for the purpose of setting “benchmark” compensation levels for the Company’s executive officers. The Compensation Committee considered the relative size of Ladder’s management team and employee base versus peers, the alignment between pay and performance as well as the relationship between the percentage of total assets, total revenues, market capitalization, and total equity being paid out in total compensation.

    The Compensation Committee annually reviews the composition of the Comparable Company group to ensure that the companies included are appropriately comparable to us in terms of size, structure, investment focus and scope of operations. The Compensation Committee may change the composition of the group from time to time as appropriate. Colony Capital, Inc. was removed in 2020 because it experienced significant turnover in its senior management team and changes to its overall business model that no longer made it comparable to Ladder. Granite Point Mortgage Trust Inc, a commercial mortgage finance REIT, was added because it recently internalized its management team and began disclosing compensation paid to its Named Executive Officers.

In addition to the above group of Comparable Companies (which was primarily used to understand the reasonableness of the Company’s pay level and structure as compared to the market), the Compensation Committee also evaluated our performance compared to the Business Comparables, i.e., internally- and externally-managed commercial finance REITs whose performance is more directly comparable to Ladder, namely:
•Apollo Commercial Real Estate Finance, Inc.
•Arbor Realty Trust Inc.
•Ares Commercial Real Estate Corp.

•Blackstone Mortgage Trust, Inc.
•Colony Credit Real Estate, Inc.
•Granite Point Mortgage Trust Inc.
•iStar Inc.
•KKR Real Estate Finance Trust Inc.
•Redwood Trust, Inc.
•Starwood Property Trust, Inc.
•TPG RE Finance Trust Inc.

    This year, we removed Resource Capital Corp. as it is no longer publicly listed.

The Compensation Committee’s compensation consultant also provided directional recommendations regarding the elements of compensation for each of the Named Executive Officers based on the Comparable Companies, the Company’s relative performance compared to commercial real estate finance REITs and Ladder’s compensation philosophy.

    Results of Say on Pay Vote. The Company considers the results of the non-binding stockholder advisory votes on executive compensation. 74.9% of the votes cast at our 2018 annual meeting approved, on an advisory basis, our executive compensation. The Company reviewed and considered the results and reached out to its largest stockholders to answer any follow up questions from our previous discussions prior to the Annual Meeting. This year, we are engaging with our stockholders on this important topic and asking them to cast their vote for Proposal 3 (Say on Pay).

Results of Say on Frequency Vote. While a frequency of one year received the most votes at the 2018 annual meeting, the frequency of three years received 42.3% of the vote. The Board has determined that a non-binding advisory vote on Named Executive Officer compensation that occurs once every three years is the most appropriate alternative for the Company as it permits a longer-term assessment of the effectiveness of the Company’s executive compensation program, including Ladder’s formulaic approach to compensation, which is directly aligned with Company performance and allows management and the Board to devote their full attention to the business.

Elements of Compensation

    Base Salary. We pay our Named Executive Officers a base salary based on the experience, skills, knowledge and responsibilities required of each officer. We believe base salaries are an important element in our overall compensation program because base salaries provide a fixed element of compensation that reflects job responsibilities and value to us.

    Annual Cash Bonuses. While distributable earnings was $68.3 million, or $0.60 of distributable EPS for the year ended December 31, 2020, our Named Executive Officers received no cash bonus for 2020. Notwithstanding that they were contractually entitled to $5.2 million according to the Bonus Guidelines described below, management agreed to waive that right and to receive only equity-based incentive compensation, further increasing the team’s alignment with Ladder’s stockholders.

Guidelines to determine annual cash bonuses (the “Bonus Guidelines”) for our Named Executive Officers are set forth in the Third Amended and Restated Employment Agreement between our operating subsidiary Ladder Capital Finance LLC (“LCF”) and Mr. Harris, dated May 22, 2017 (the “Harris Employment Agreement”). Pursuant to the Harris Employment Agreement, with respect to any calendar year, the aggregate cash bonus for the senior management team, composed of our Named Executive Officers, is 9% of distributable earnings. Of such 9%, Mr. Harris is entitled to receive an annual cash bonus equal to no less than 4.05% of distributable earnings for such year. For each of 2014, 2015, 2016, 2017, 2018, 2019 and 2020, our Board, with recommendations from the Compensation Committee, determined the individual annual cash bonuses payable to the applicable Named Executive Officers at the time based on individual and Company performance.

The below graph shows the consistent and clear alignment of management cash bonuses to distributable earnings since IPO.

Management Cash Bonus & Distributable Earnings
($ millions)
Distributable Earnings
Management Cash Bonus
250
200
150
100
50
0
20
15
10
5
0
2014
2015
2016
2017
2018
2019
2020
Year
Distributable Earnings
Management Cash Bonus

Long-Term Equity Compensation. Our Named Executive Officers received only equity-based incentive compensation for 2020.

The Company maintains the 2014 Ladder Incentive Equity Plan (the “2014 Omnibus Incentive Plan”) from which it grants annual equity incentive awards to its employees, directors and Named Executive Officers. We expect that future equity compensation to our Named Executive Officers will be granted under the 2014 Omnibus Incentive Plan.

    We believe that providing our Named Executive Officers with an equity interest in the Company brings their interests in line with those of our stockholders and that the best way to ensure our Named Executive Officers’ personal commitment to our long-term goals is to ensure that their financial rewards as stockholders will, over the long term, outweigh the cash compensation they earn as employees. As of December 31, 2020, our Named Executive Officers collectively held interests in our Company comprising 7.2% of our total equity. In this regard, the interests of our Named Executive Officers and our other stockholders are strongly aligned. We also prohibit our employees (including officers) and directors from holding our securities in a margin account, pledging our securities as collateral for a loan or hedging the ownership of our equity securities by purchasing, selling or engaging in any other transaction involving any derivative securities related to any equity securities of the Company. A “derivative security” includes any option, warrant, convertible security, stock appreciation right or similar security with an exercise or conversion price or other value related to the value of any equity security of the Company. The prohibition on transactions involving a derivative security does not apply to any exercise of Company stock options pursuant to the Company’s 2014 Omnibus Incentive Plan or any other benefit plans that may be adopted by the Company from time to time, any sale of Company stock in connection with any cashless exercise (if otherwise permitted), or payment of withholding tax upon the exercise, of any such stock option.

    Grants of equity awards under the 2014 Omnibus Incentive Plan to members of management, directors and employees are generally made at the discretion of our Compensation Committee and our Board. In making equity award grants to our Named Executive Officers, the Compensation Committee considers a number of factors, including current compensation arrangements (including arrangements negotiated in connection with employment agreements), the executive’s position, the individual performance of the executive, the present equity ownership levels of the executive, internal pay equity and the level of the executive’s total annual compensation package compared to similar positions at other peer companies.

    While the Board and Compensation Committee exercised their discretion in awarding incentive compensation in 2020, pursuant to the Harris Employment Agreement, the Named Executive Officers’ annual equity incentive awards for each calendar year starting with 2017 will be of Class A common stock of the Company subject to the 2014 Omnibus Incentive Plan (the “Annual Restricted Stock Award”), with an aggregate value equal to not less than 1.0% of Ladder’s Equity Market Capitalization (as further described in the Harris Employment Agreement) for such calendar year. Mr. Harris’ portion of such pool is not less than 41%.

    Vesting. Including a vesting component to granted equity interests encourages our Named Executive Officers to remain with us over the applicable vesting period. For Ms. Porcella, generally, fifty percent of each Annual Restricted Stock Award is subject to time-based vesting criteria, and the remaining fifty percent of each Annual Restricted Stock Award is subject to performance-based criteria, described in detail in this paragraph. The time-vesting portion of the Annual Restricted Stock Award vests in three equal installments on each of the first three anniversaries of the date of grant, subject to Ms. Porcella’s continued employment on the applicable vesting date. For all other Named Executive Officers other than Mr. Harris, who is fully vested at grant and Ms. Porcella, due to the attainment of their Executive Retirement Eligibility Date (“Retirement Eligibility”), fifty percent of each Annual Restricted Stock Award is fully vested at grant, and the remaining fifty percent of each Annual Restricted Stock Award is subject to performance-based criteria. The Executive Retirement Eligibility Date for each eligible Named Executive Officer is the date on or after February 11, 2019, where the sum of the respective Named Executive Officer’s age and his or her number of full completed years of employment with the Company, or a subsidiary of the Company, is equal to or greater than sixty (60). The performance-vesting portion of the Annual Restricted Stock Award for each of the Named Executive Officers, other than Mr. Harris, vests in three equal installments based on the Company’s achieving our Performance Target for each of the three calendar years ending on December 31 (the Performance Target being a return on equity, based on core earnings divided by the Company’s average book value of equity, equal to or greater than 8% for the year), the achievement of which is generally determined by our Compensation Committee and the Board in February following the applicable performance year. If we miss the Performance Target during either the first or second performance year but meet the Performance Target for a subsequent performance year during the three-year performance period and our return on equity for such subsequent year and any years for which we missed our Performance Target equals or exceeds the compounded return on equity of 8%, the previously unearned performance-vesting restricted stock will vest on the last day of such subsequent year, subject to continued employment on the last day of each applicable performance year (the “Catch-Up Provision”). If the term “core earnings” is no longer used in the Company’s SEC filings and approved by the Compensation Committee, then the Performance Target will be calculated using such other performance measurement defined in the Company’s SEC filings, as determined by the Compensation Committee. For 2020, consistent with the disclosure in our 2020 Annual Report, the Compensation Committee approved the use of distributable earnings in lieu of core earnings going forward. In addition, recognizing that Ladder’s employees took defensive actions that, while in the best interests of the Company and its stockholders, would not produce earnings consistent with the Performance Target in their deferred compensation arrangements, on May 27, 2020, the Compensation Committee used its discretion to waive the Performance Target for shares eligible to vest based on the Company’s performance in 2020 and 2021, subject to continued employment on the applicable vesting dates (the “Performance Waiver,” and together with the Performance Target and Catch Up Provision for the three years of vesting, the “Performance Criteria”). Pursuant to the Performance Waiver, on January 1,

2021, Ms. McCormack, Mr. Fox, Mr. Perelman and Ms. Porcella vested in 63,649; 27,519; 19,003; and 10,696 shares, respectively.

    Other Supplemental Benefits. Our Named Executive Officers are eligible for the following benefits on a similar basis as other eligible employees:

•health, dental and vision insurance;
•vacation and sick days;
•life insurance;
•short-term and long-term disability insurance; and
•401(k) plan.

Compensation Committee Report

        In connection with our oversight of the compensation programs of Ladder, we, the members of the Compensation Committee listed below, have reviewed and discussed with management, the Compensation Discussion and Analysis set forth above. Based upon the review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s 2020 Annual Report.

    Submitted by the Compensation Committee:

Douglas Durst (Chair)

Alan Fishman

Jeffrey Steiner

    The above report will not be deemed to be incorporated by reference into any filing by us under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically incorporate the same by reference.

Summary Compensation Table

    Under the rules and regulations of the SEC currently applicable to us, each year the “Summary Compensation Table” generally must disclose the salary paid, the annual cash incentive earned, the equity-based, long-term incentive granted to, and certain other compensation of, our Named Executive Officers, generally for the three most recently completed fiscal years. The following table sets forth a summary of the compensation earned by our Named Executive Officers for 2020, 2019 and 2018.

Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total

Brian Harris	2020	$1,000,000	$9,022,636	$—	$12,054	$10,034,690
Chief Executive Officer	2019	1,000,000	8,299,999	7,400,000	8,187	16,708,186
	2018	1,000,000	7,300,008	9,000,000	8,232	17,308,240
Pamela McCormack	2020	750,000	3,568,276	—	4,572	4,322,848
President	2019	750,000	2,199,993	2,200,000	37,498	5,187,491
	2018	750,000	2,399,995	2,250,000	3,360	5,403,355
Marc Fox	2020	450,000	968,532	—	12,054	1,430,586
Chief Financial Officer	2019	450,000	900,001	800,000	23,302	2,173,303
	2018	450,000	1,000,007	875,000	8,232	2,333,239
Robert Perelman	2020	300,000	968,532	—	8,052	1,276,584
Head of Asset Management	2019	300,000	575,004	450,000	21,475	1,346,479
	2018	300,000	500,003	650,000	8,232	1,458,235
Kelly Porcella (4)	2020	200,000	1,019,503	—	2,136	1,221,639
Chief Administrative Officer and General Counsel	2019	200,000	515,006	575,000	3,567	$1,293,573

(1)    The values provided in this column represent the grant date fair value of restricted stock awards made to the Named Executive Officers with respect to the applicable fiscal years. For a discussion of the assumptions made in the valuation of the restricted stock awards made with respect to fiscal year 2020, see Note 14 to the notes to consolidated financial statements set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for the assumptions made in determining ASC 718 grant date fair values.

(2)    The values provided in this column reflect the annual cash bonuses paid to our Named Executive Officers with respect to the applicable fiscal year and the actual achievement of performance goals. Annual cash bonuses are generally paid by February 28 of the calendar year following the calendar year to which such annual cash bonus relates. For the year 2020, our Named Executive Officers did not receive cash bonuses.

(3)    For 2020, 2019 and 2018, the values provided in this column include group term life insurance coverage and long-term disability coverage that were imputed income to each of our Named Executive Officers. For 2019, it includes stock dividends accrued on unvested stock awards granted to our Named Executive Officers that were not factored into the grant date fair value of the stock awards at the time the respective awards were granted, valued as of the dividend payment date of January 24, 2019, as follows:

Name	Year	Stock Dividends Accrued on Unvested Stock	Group Term Life Imputed Income	Long Term Disability Imputed Income

Brian Harris	2020		11,484	570
	2019	—	7,482	705
	2018		7,482	750
Pamela McCormack	2020		4,002	570
	2019	34,183	2,610	705
	2018		2,610	750
Marc Fox	2020		11,484	570
	2019	15,115	7,482	705
	2018		7,482	750
Robert Perelman	2020		7,482	570
	2019	13,288	7,482	705
	2018		7,482	750
Kelly Porcella	2020		1,566	570
	2019	1,296	1,566	705

(4)     Ms. Porcella first became a Named Executive Officer for 2019.

Grants of Plan-Based Awards During Fiscal Year

    The following table summarizes the plan-based awards that were granted in the fiscal year ended December 31, 2020, for each Named Executive Officer.

Plan-Based Awards Granted During the Fiscal Year Ended December 31, 2020

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)(2)	Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)(2)(3)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)(4)(5)(6)	Grant Date Fair Value of Stock and Option Awards (7)

Brian Harris	12/17/2020			908,624	$9,022,636
	2/18/2020			443,376	8,299,999
		7,400,000
Pamela McCormack	12/17/2020		120,380	238,963	3,568,276
	2/18/2020		58,761	58,760	2,199,993
		2,200,000
Marc Fox	12/17/2020		32,675	64,861	968,532
	2/18/2020		24,039	24,038	900,001
		800,000
Robert Perelman	12/17/2020		32,675	64,861	968,532
	2/18/2020		15,357	15,359	575,004
		450,000
Kelly Porcella	12/17/2020		34,394	68,275	1,019,503
	2/18/2020		13,756	13,755	515,006
		575,000

(1)    Reflects the annual cash bonuses awarded to the Named Executive Officers for their performance in 2019, which the Company has determined is representative of a target annual bonus.

(2)    There is no threshold target or maximum amount for annual cash bonuses and equity incentive plan awards.

(3)    December 17, 2020 amounts reflect the performance-based portion of Annual Restricted Stock Awards granted pursuant to the 2014 Omnibus Plan to Named Executive Officers for their performance in 2020. February 18, 2020 amounts represent the performance-based portion of Annual Restricted Stock Awards granted pursuant to the 2014 Omnibus Plan awarded to our Named Executive Officers for their performance in 2019. For a description of the vesting conditions of performance-based awards, see “Executive Compensation—Elements of Compensation—Vesting.”

(4)    December 17, 2020 amounts represent the non-restricted stock and time-based portion of Annual Restricted Stock Awards granted pursuant to the 2014 Omnibus Plan awarded to our Named Executive Officers for their performance in 2020. February 18, 2020 amounts represent the time-based portion of Annual Restricted Stock Awards granted pursuant to the 2014 Omnibus Plan awarded to our Named Executive Officers for their performance in 2019.

(5)    No options were granted to the Named Executive Officers for fiscal year 2020.

(6)    Time-based shares for Ms. Porcella vest ratably on the first, second and third anniversaries of the date of grant. The time-based stock granted to Ms. McCormack and Messrs. Harris, Fox, and Perelman were fully vested at grant following their respective Retirement Eligibility Dates in accordance with the terms of their respective Employment Agreements.

(7)    Represents the grant date fair value of the award, which is also the fair market value of the shares on the date of grant. No assumptions were used in the calculation of grant date fair value.

Outstanding Equity Awards at Fiscal Year End

    The following table summarizes the total outstanding equity awards as of December 31, 2020, for each Named Executive Officer.

Outstanding Equity Awards at December 31, 2020

Name		Option awards (1)					Stock awards (1)
		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable (2) (3)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($) (3)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (4)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)

Brian Harris
2015 Annual Award	(5)	133,736			$11.72	2/18/26	—	$—
2014 Annual Award	(6)	321,178		—	$16.14	2/18/25	—	$—	—	$—
Total		454,914	—	—		—	—	$—	—	$—
Pamela McCormack								—
2020 Annual Award	(7)						120,380	$1,177,316
2019 Annual Award	(8)						58,761	$574,683
2018 Annual Award	(9)						45,558	$445,557
2017 Annual Award	(10)						21,283	$208,148
2015 Annual Award	(5)	11,939	—		$11.87	2/18/26
2015 Annual Award	(5)	24,186			$11.72	2/18/26
2014 Annual Award	(6)	86,006	—	—	$16.14	2/18/25	—	$—	—	$—
Total		122,131	—	—		—	245,982	2,405,704	—	$—
Marc Fox
2020 Annual Award	(7)						32,675	$319,562
2019 Annual Award	(8)						24,039	$235,101
2018 Annual Award	(9)						18,982	$185,644
2017 Annual Award	(10)						10,015	$97,947
2015 Annual Award	(5)	5,618			$11.87	2/18/26
2015 Annual Award	(5)	11,382			$11.72	2/18/26
2014 Annual Award	(6)	40,314	—		$16.14	2/18/25
Total		57,314	—	—		—	85,711	$838,254	—	$—
Robert Perelman
2020 Annual Award	(7)						32,675	$319,562
2019 Annual Award	(8)						15,357	$150,191
2018 Annual Award	(9)						9,492	$92,832
2017 Annual Award	(10)						9,138	$89,370
2015 Annual Award	(5)	4,681			$11.87	2/18/26
2015 Annual Award	(5)	9,486			$11.72	2/18/26
2014 Annual Award	(6)	32,576	—		$16.14	2/18/25
Total		46,743	—	—		—	66,662	$651,955	—	$—
Kelly Porcella
2020 Annual Award	(7)						68,788	$672,747
2019 Annual Award	(8)						27,511	$269,058
2018 Annual Award	(9)						18,186	$177,859
2017 Annual Award	(10)						3,130	$30,611
Total		—	—	—		—	117,615	$1,150,275	—	—

(1)    All share-based awards were granted pursuant to the 2014 Omnibus Incentive Plan. In 2020, the Compensation Committee waived the 8% ROE hurdle for all restricted performance-based stock eligible to vest in 2021 and 2022, see “Performance Waiver” in the section “ Executive Compensation—Elements of Compensation— Vesting.”

(2)    As of December 31, 2020, all Annual Option Awards granted to the Named Executive Officers were fully vested.

(3)    The 2014 Omnibus Incentive Plan provides for the equitable adjustment of outstanding awards upon the occurrence of certain events, including an extraordinary dividend, in order to preserve the intrinsic value of such awards. The Compensation Committee, which holds the authority to administer and interpret the Plan, determined it was necessary and appropriate, and in the best interests of the Company and its stockholders, to equitably adjust the outstanding stock option and restricted stock awards in respect of an extraordinary dividend paid in the fourth quarter of 2015 and to increase the number of shares available under the Plan to reflect the equitable adjustment of the stock options and restricted stock. The exercise price of the stock options was correspondingly equitably adjusted to reflect the additional shares. Such equitable adjustment is reflected in the table above. Also reflected in the table is an equitable adjustment made to outstanding options in the first quarter of 2019 in connection with the Company’s stock dividend paid on January 24, 2019.

(4)    This value represents the product of the closing market price of the Company’s Class A common stock on December 31, 2020 of $9.78 per share and the number of unvested Restricted Stock Awards held by each Named Executive Officer, assuming the vesting of shares subject to performance-based criteria. For a description of the vesting conditions of the performance-vesting portion of the Annual Restricted Stock Award, see “Executive Compensation—Elements of Compensation—Vesting.”

(5)    In connection with 2015 performance, certain Named Executive Officers were granted Annual Option Awards on February 18, 2016, which vested in three equal installments on February 18 of each of 2017, 2018 and 2019. These amounts include dividend equivalent rights and strike price adjustments made to prevent dilution of the value of the Option Award upon the distribution of special stock dividends.

(6)    These are Annual Option Awards granted in 2015 based on 2014 performance. The description of the provisions for the 2015 Annual Option Award apply to the 2014 Annual Option Awards as well, with the vesting of the 2014 Annual Option Awards having occurred in 2016, 2017 and 2018.

(7)    These are Annual Restricted Stock Awards granted on December 17, 2020, based on 2020 performance. As a result of the Compensation Committee’s use of discretion and the Retirement Eligibility of Ms. McCormack and Messrs. Fox and Perelman, approximately 2/3 of the awards to these officers were fully vested at grant. The other 1/3 of incentive equity granted to Mr. Fox, Ms. McCormack and Mr. Perelman is restricted stock subject to the Performance Criteria described above under “Executive Compensation—Elements of Compensation—Vesting.” Approximately 1/3 of the award to Ms. Porcella was fully vested, with another 1/3 of the award subject to time-based vesting criteria, and the remaining 1/3 subject to the Performance Criteria.

(8)    These are Annual Restricted Stock Awards granted in 2020 based on 2019 performance. See “Executive Compensation—Elements of Compensation—Vesting” for a description of the vesting conditions of these awards.

(9)    These are Annual Restricted Stock Awards granted in 2019 based on 2018 performance. The description of the vesting provisions in “Executive Compensation—Elements of Compensation—Vesting” generally applies to these awards as well, with Mr. Harris’ Award fully vested upon grant and the time-based portions of Messrs. Fox and Perelman’s respective Awards fully vested upon grant in accordance with the terms of their respective Employment Agreements. The time-based portion of Ms. McCormack’s Award became fully vested upon her Retirement Eligibility Date in December of 2019, in accordance with her Employment Agreement.

(10)    These are Annual Restricted Stock Awards granted on December 21, 2017, based on 2017 performance. For the conditions that apply to Ms. Porcella’s award, see “Executive Compensation—Elements of Compensation—Vesting.” The stock granted to Mr. Harris was fully vested at grant following his Retirement Eligibility Date in early 2017 in accordance with the terms of the Harris Employment Agreement and is not depicted in this table. For Named Executive Officers other than Mr. Harris and Ms. Porcella, upon reaching their respective Retirement Eligibility Dates in 2019, the time-based portion of Ms. McCormack and Messrs. Fox and Perelman’s respective Awards became fully vested in accordance with their respective Employment Agreements, and thus are not reflected in the table. The vesting conditions of the performance-based portions of Ms. McCormack and Messrs. Fox and Perelman’s respective Awards, which remain outstanding and eligible to vest, are described in the same section listed above for Ms. Porcella.

Grants Made Pursuant to the 2014 Omnibus Incentive Plan

Annual Incentive Awards Granted in 2020 with Respect to 2020 Performance

Our Named Executive Officers received no cash bonus for 2020, agreeing to receive solely equity-based incentive compensation. On December 17, 2020, for the performance of their respective roles in 2020, Mr. Harris, Ms. McCormack, Mr. Fox, Mr. Perelman and Ms. Porcella received Annual Restricted Stock Awards with approximate grant date fair values of $9 million, $3.6 million, $1 million, $1 million, and $1 million respectively, as follows:

Named Executive Officer	Grant date fair value of Annual Restricted Stock Award	Shares of Class A common stock subject to Annual Restricted Stock Award

Brian Harris	$9,022,636	908,624
Pamela McCormack	3,568,276	359,343
Marc Fox	968,532	97,536
Robert Perelman	968,532	97,536
Kelly Porcella	1,019,503	102,669

In accordance with the Harris Employment Agreement, Mr. Harris’ annual awards were fully vested at grant. As a result of the Compensation Committee’s use of discretion and the Retirement Eligibility of Ms. McCormack and Messrs. Fox and Perelman, approximately 2/3 of the awards to these officers was fully vested at grant. The other 1/3 of incentive equity granted to Mr. Fox, Ms. McCormack and Mr. Perelman is restricted stock subject to the Performance Criteria described above under “Executive Compensation—Elements of Compensation—Vesting.” Approximately 1/3 of the award to Ms. Porcella was fully vested, with another 1/3 of the award subject to time-based vesting criteria, and the remaining 1/3 subject to the Performance Criteria.

Annual Incentive Awards Granted in 2020 With Respect to 2019 Performance

        On February 18, 2020, for the performance of their respective roles in 2019, Mr. Harris, Ms. McCormack, Mr. Fox, Mr. Perelman and Ms. Porcella received Annual Restricted Stock Awards with approximate grant date fair values of $8.3 million, $2.2 million, $0.9 million, $0.6 million, and $0.5 million respectively, as follows:

Named Executive Officer	Grant date fair value of Annual Restricted Stock Award	Shares of Class A common stock subject to Annual Restricted Stock Award

Brian Harris	$8,299,999	443,376
Pamela McCormack	2,199,993	117,521
Marc Fox	900,001	48,077
Robert Perelman	575,004	30,716
Kelly Porcella	515,006	27,511

    In accordance with the Harris Employment Agreement, Mr. Harris’ annual awards were fully vested at grant. In accordance with Ms. McCormack’s and Messrs. Fox and Perelman’s respective Employment Agreements, because they had each reached Retirement Eligibility in 2019, all outstanding time-based shares from Ms. McCormack’s and Messrs. Fox and Perelman’s prior grants vested, and fifty percent of each of their annual awards granted on or after that date, were fully vested at grant, with the remaining fifty percent of each of their Annual Restricted Stock Awards being subject to the Performance Criteria. For a description of the vesting conditions of Ms. Porcella’s Annual Restricted Stock Award, see “Executive Compensation—Elements of Compensation—Vesting.”

Options Exercised and Stock Vested in Fiscal Year

    The following table summarizes the options exercised and stock vested in the fiscal year ended December 31, 2020, for each Named Executive Officer.

Options Exercised and Stock Vested in the Fiscal Year Ended December 31, 2020

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Brian Harris	N/A	N/A	1,352,000	$17,322,635
Pamela McCormack	N/A	N/A	360,602	4,644,326
Marc Fox	N/A	N/A	115,689	1,593,159
Robert Perelman	N/A	N/A	100,174	1,303,333
Kelly Porcella	N/A	N/A	46,101	564,647

(1)    In accordance with the Harris Employment Agreement, Mr. Harris’ annual awards were fully vested at grant. In accordance with their Retirement Eligibility, all time-based shares of Ms. McCormack and Messrs. Fox and Perelman’s respective Annual Restricted Stock Awards are fully vested. See “Grants Made Pursuant to the 2014 Omnibus Incentive Plan” for a description of the vesting applicable to the December 17, 2020 Restricted Stock Awards.

(2)    Represents the fair market value on the vesting date (closing price of shares on the vesting date multiplied by the number of shares that vested on that date).

Pension Benefits for 2020

    We do not provide pension benefits to our Named Executive Officers.

Nonqualified Deferred Compensation for 2020

    We provided no defined contribution plan for the deferral of compensation by our Named Executive Officers on a basis that is not tax-qualified during the fiscal year ended December 31, 2020.

Employment Agreements

    Brian Harris. The Harris Employment Agreement provides for an indefinite term of employment, a base salary which shall not be less than $1,000,000 per annum and the opportunity to participate in LCF’s standard employee benefit programs. Pursuant to the Harris Employment Agreement, Mr. Harris is also eligible to receive an annual cash bonus for each calendar year of his employment with the Company of not less than 4.05% of distributable earnings for such calendar year. Mr. Harris is also eligible to receive an annual incentive stock award of an amount not less than 41% of the Senior Management Team’s Annual Equity Incentive Amount for such year, granted pursuant to the 2014 Omnibus Incentive Plan. The Senior Management Team’s Annual Equity Incentive Amount for the respective year is an amount that is not less than 1.0% of Ladder’s equity market capitalization, as further described in the Harris Employment Agreement. On February 11, 2017, in accordance with the Harris Employment Agreement, all outstanding equity awards held by Mr. Harris became fully vested; per such agreement future awards are fully vested upon grant. Mr. Harris is subject to a confidentiality covenant (with some specified exceptions), a one-year post- termination non-competition covenant and a two-year post-termination employee and customer non-solicitation covenant.

    Pamela McCormack. In connection with her promotion to President, a second amended and restated employment agreement was entered into between LCF and Ms. McCormack (the “Amended McCormack Employment Agreement”), effective January 18, 2018 and provides for an indefinite term of employment, a base salary which shall not be less than $750,000 per annum, and the opportunity to participate in LCF’s standard employee benefit programs. For calendar years 2018 and thereafter, Ms. McCormack shall be eligible to receive a cash bonus of an amount to be reasonably determined by Mr. Harris, in his capacity as our Chief Executive Officer in accordance with the framework in the Harris Employment Agreement. If Mr. Harris is no longer our Chief Executive Officer, Ms. McCormack shall receive a cash bonus of an amount not less than the greater of 1.2% of distributable earnings or the amount (expressed as a percentage) equal to the average of the percentage of distributable earnings represented by Ms. McCormack’s annual cash bonus for each of the most recent two calendar years for which Ms. McCormack was paid an annual cash bonus prior to Mr. Harris’ departure. For calendar years 2018 and thereafter, while Mr. Harris is our Chief Executive Officer, Ms. McCormack shall be eligible to receive an annual equity incentive grant with respect to such calendar year of her employment in such amount, type and terms as determined by Mr. Harris, subject to her Retirement Eligibility Date (December 8, 2019). If Mr. Harris is no longer our Chief Executive Officer, Ms. McCormack shall receive an annual equity incentive grant for each calendar year during her continued employment with a value of at least the greater of $1,700,000 or the average of the value of the annual equity incentive grant awarded to Ms. McCormack for each of the two most recent calendar years for which she was granted an annual equity incentive grant while Mr. Harris was our Chief Executive Officer. Following Ms. McCormack’s Retirement Eligibility Date, fifty percent of each Annual Restricted Stock Award is fully vested at grant and the remaining fifty percent of each Annual Restricted Stock Award is subject to performance-based criteria. The performance-vesting portion of the Annual Restricted Stock Award vests in three equal installments on December 31 of each of the three performance years if we achieve a return on equity, based on distributable earnings divided by the our average book value of equity, equal to or greater than 8% for such year. Ms. McCormack is subject to a confidentiality covenant, a one year post- termination non-competition covenant and an eighteen-month post-termination employee and customer non-solicitation covenant.

    Marc Fox. The amended and restated employment agreement with Mr. Fox (the “Fox Employment Agreement”) dated as of January 23, 2014, and effective upon the closing of our IPO, provides for an indefinite term of employment, a base salary which shall not be less than $450,000 per annum, and the opportunity to participate in LCF’s standard employee benefit programs. For calendar years 2015 and thereafter, Mr. Fox is eligible to receive a discretionary annual cash bonus, if any, from the targeted annual cash bonus pool for our management team, as established by the Board and the Compensation Committee in accordance with the Bonus Guidelines (which total target of annual cash bonus pool for our management team, including the amount targeted for Mr. Harris as described above, represents 9% of the Adjusted Net Income, if we achieve a certain return on average equity threshold and subject to the discretion of the Board). For fiscal year 2015 and thereafter, Mr. Fox will be eligible to receive a discretionary annual equity incentive grant deemed appropriate by the Board and the Compensation Committee, in consultation with our Chief Executive Officer pursuant to the Bonus Guidelines and the 2014 Omnibus Incentive Plan, of which 90% by value is an Annual Restricted Stock Award and 10% by value is an Annual Option Award. In 2017, in light of Ladder’s REIT status, the Board discontinued the use of options as part of executive compensation. Following Mr. Fox’s Retirement Eligibility Date, fifty percent of each Annual Restricted Stock Award is fully vested at grant and the remaining fifty percent of each Annual Restricted Stock Award is subject to performance-based criteria. The time-vesting portion of the Annual Restricted Stock Award vests in three equal installments on each of the first three anniversaries of the date of grant, subject to the Mr. Fox ’s continued employment on the applicable vesting date. The performance-vesting portion of the Annual Restricted Stock Award vests in three equal installments on December 31 of each of the three performance years if we achieve a return on equity, based on distributable earnings divided by the our average book value of equity, equal to or greater than 8% for such year. Pursuant to the Fox Employment Agreement, Mr. Fox is subject to a confidentiality covenant, a 90-day post- termination non-competition covenant and a one-year post-termination employee and customer non-solicitation covenant. Notwithstanding the foregoing, however, LCF, with the approval of the Board and after consultation with Mr. Harris, so long as Mr. Harris remains our Chief Executive Officer, may extend the post-termination non-compete period for an additional 90-day period if it provides Mr. Fox with severance payments equal to three months of his base salary, payable in three monthly installments during such period of extension, and reimbursements for continued health care for up to six months.

    Robert Perelman. The amended and restated employment agreement with Mr. Perelman (the “Perelman Employment Agreement”) dated as of January 23, 2014, and effective upon the closing of our IPO, provides for an indefinite term of employment, a base salary which shall not be less than $300,000 per annum, and the opportunity to participate in LCF’s standard employee benefit programs. The compensation provisions and confidentiality, non-competition and non-solicitation covenants in the Perelman Employment Agreement are the same as those contained in the Fox Employment Agreement.

    Kelly Porcella. Ms. Porcella does not have an employment agreement.

Potential Payments upon Termination or Change in Control

    Cash Severance Pursuant to Employment Agreements

    Brian Harris. Pursuant to the Harris Employment Agreement, upon a termination by LCF without cause or by Mr. Harris for good reason (in each case as defined in the agreement), subject to Mr. Harris’ execution of a release of claims in favor of LCF and its affiliates, he will be entitled to receive (i) cash severance equal to the greater of $10,000,000 or two times the sum of Mr. Harris’ annual base salary in effect at the time of termination and the average of the annual cash bonuses paid to him with respect to the two calendar years immediately preceding his termination (the “Harris Cash Severance”), 50% of which will be payable in a lump sum and 50% of which will be payable in twelve equal monthly installments, (ii) a prorated portion of Mr. Harris’ minimum annual cash bonus for the year in which such termination occurs, payable at the same time that performance bonuses for such calendar year are paid to our other senior executives, (iii) a prorated portion of Mr. Harris’ minimum annual equity incentive award for the year in which such termination occurs, payable at the same time as comparable equity incentives for such calendar year are granted to our other senior executives, and (iv) reimbursements for continued health care for up to two years immediately following Mr. Harris’ termination (as allowed by law). If Mr. Harris’ termination occurs within one year of a change in control (as defined in the 2014 Omnibus Incentive Plan) or if, as of the date of Mr. Harris’ termination, the Company has previously entered into a definitive binding agreement with a buyer that would result in a change in control and such definitive binding agreement remains in effect, then all of the Harris Cash Severance will be payable in a lump sum, as permitted by law.

    Pamela McCormack. Pursuant to the Amended McCormack Employment Agreement, upon a termination without cause by us or a termination for good reason by her (in each case as defined in the agreement), subject to Ms. McCormack’s execution of a release of claims in favor of LCF and its affiliates, Ms. McCormack would be entitled to receive (i) cash severance equal to one and a half times the sum of her annual base salary in effect at the time of termination and the average of her annual cash bonuses with respect to the two calendar years immediately preceding her termination (the “McCormack Cash Severance”), 50% of which will be payable in a lump sum and 50% of which will be payable in twelve equal monthly installments, (ii) a prorated portion of Ms. McCormack’s target annual cash bonus for the year in which such termination occurs (the “Prorated Bonus”), as reasonably determined by Mr. Harris in his capacity as our Chief Executive Officer, based on our performance as of Ms. McCormack’s termination date, or if Mr. Harris is no longer our Chief Executive Officer at the time of Ms. McCormack’s termination, then a prorated portion of the greater of 1.2% or the amount (expressed as a percentage) equal to the average of the percentage of distributable earnings represented by Ms. McCormack’s annual cash bonus for each of the most recent two calendar years for which Ms. McCormack has been paid a year end bonus prior to Mr. Harris’ transition from his position as Chief Executive Officer, payable at the same time performance bonuses for such calendar year are paid to our other senior executives, (iii) a prorated portion of the amount of Ms. McCormack’s target annual equity incentive grant for the year in which such termination occurs, as reasonably determined by Mr. Harris in his capacity as our Chief Executive Officer, based on our performance as of Ms. McCormack’s termination date relative to the hurdles set, or if Mr. Harris is no longer our Chief Executive Officer at the time of Ms. McCormack’s termination, then a prorated portion of a value equal to not less than the greater of $1,700,000 or the average of the value (at the time of grant) of the Annual Equity Incentive Grant granted to Ms. McCormack for each of the two most recent calendar years for which Ms. McCormack was granted an annual equity incentive grant prior to Mr. Harris’ transition from his position as Chief Executive Officer, payable at the same time performance bonuses for such calendar year are paid to our other senior executives, and (iv) reimbursements for continued health care for up to eighteen months immediately following Ms. McCormack’s termination. If Ms. McCormack’s termination occurs within one year of a change in control (as defined in the 2014 Omnibus Incentive Plan) or if, as of the date of Ms. McCormack’s termination, the Company has previously entered into a definitive binding agreement with a buyer that would result in a change in control and such definitive binding agreement remains in effect, then all of the McCormack Cash Severance will be payable in a lump sum, as permitted by law.

    Marc Fox, Pursuant to the Fox Employment Agreement, upon a termination by LCF without cause or by Mr. Fox for good reason (in each case as defined in the agreement), subject to Mr. Fox’s execution of a release of claims in favor of LCF and its affiliates, Mr. Fox will be entitled to receive (i) cash severance equal to the lesser of $1,000,000 and the sum of Mr. Fox’s annual base salary in effect at the time of termination and the average of Mr. Fox’s annual cash bonuses with respect to the two calendar years immediately preceding his termination (the “Fox Cash Severance”), 50% of which will be payable in a lump sum and 50% of which will be payable in twelve equal monthly installments, (ii) a prorated portion of Mr. Fox’s target annual cash bonus for the year in which such termination occurs (the “Prorated Bonus”), based on our performance as of Mr. Fox’s termination date as determined by our Compensation Committee, in consultation with our Chief Executive Officer, payable at the same time performance bonuses for such calendar year are paid to our other senior executives (provided that such Prorated Bonus, together with the Fox Cash Severance, cannot exceed $1,000,000), and (iii) reimbursements for continued health care for up to three months (or six months, if LCF elects to extend the post-termination non-competition period applicable to Mr. Fox) immediately following Mr. Fox’s termination. If Mr. Fox’s termination occurs within one year of a change in control (as defined in the 2014 Omnibus Incentive Plan) or if, as of the date of Mr. Fox’s termination, the Company has previously entered into a definitive binding agreement with a buyer that would result in a change in control and such definitive binding agreement remains in effect, then all of the Fox Cash Severance will be payable in a lump sum, as permitted by law.

    Robert Perelman. The provisions governing potential payments upon termination or change in control for Mr. Perelman are the same as those contained in the Fox Employment Agreement.

    Kelly Porcella. The provisions of the Company’s severance policy govern potential payments upon termination for Ms. Porcella. The Company reserves the right, in its sole discretion, to pay severance to any employee who leaves employment with the Company, in conformance with severance plans or policies (if any) then in effect and with applicable law. Any such severance would be in an amount determined by the Company in its sole discretion, and would be contingent upon the employee’s execution of, and continued compliance with, a separation and release agreement in a form suitable to the Company.

    Equity Acceleration

    Annual Incentive Equity Awards. With respect to the Annual Restricted Stock Awards granted to our Named Executive Officers, with the exception of Mr. Harris and Ms. Porcella, upon a termination of employment or service due to death, disability, termination by us without cause or termination by the Named Executive Officer for good reason (each, as defined in the 2014 Omnibus Incentive Plan, which references the definitions in their employment agreements), the unvested performance-vesting portion of the Annual Restricted Stock Awards will remain outstanding for the performance period and will vest to the extent we meet the Performance Criteria. In accordance with the terms of the Harris Employment Agreement, all Annual Restricted Stock Awards granted to Mr. Harris are fully vested at grant. Pursuant to her Annual Restricted Stock Award agreements, for Ms. Porcella, upon a termination without cause by the Company, the time-based shares that would have vested in the annual vesting cycle immediately following her termination would accelerate and vest on her termination date. Any outstanding performance-based shares that are eligible to vest with respect to the performance year immediately prior to the February 18 following such termination shall remain eligible to vest (and be forfeited) in accordance with the Performance Criteria described in “Executive Compensation—Elements of Compensation—Vesting.” All other unvested shares would be forfeited. Upon a termination due to death or disability, all of Ms. Porcella’s unvested stock would accelerate and fully vest.

    Upon a change in control (as defined in the 2014 Omnibus Incentive Plan), any unvested portion of the Annual Restricted Stock Awards granted to each of our Named Executive Officers, other than Ms. Porcella, will become fully vested, so long as the Named Executive Officer has not incurred a termination prior to such change in control. For Ms. Porcella, if a termination without cause occurs within six months of a change in control, upon such termination, Ms. Porcella’s unvested time-based stock would accelerate and vest in full, and the unvested performance-vesting portion of the Annual Restricted Stock Awards will remain outstanding and eligible to vest in accordance with the Performance Criteria described in “Executive Compensation—Elements of Compensation—Vesting.” Our Compensation Committee retains the right, in its sole discretion, to provide for the accelerated vesting (in whole or in part) of the Annual Restricted Stock Awards and Annual Option Awards.

Termination, Severance and Change in Control Arrangements

    The table below sets forth payments that would have been due to each Named Executive Officer in case of termination without cause or resignation for good reason or a change in control as of December 31, 2020.

Named Executive Officer	Category of Payment	Termination Without Cause or Termination for Good Reason	Termination Upon Death or Disability	Change in Control Without Termination	Termination Without Cause or Termination for Good Reason Upon Change in Control

Brian Harris	Cash Severance(1)	$18,400,000	$—	$—	$18,400,000
	Accelerated Vesting of Stock-Based Awards(2)	—	—	—	—
	Continuation of Benefits and Perquisites(3)	78,733	—	—	78,733
	Total	$18,478,733	$—	$—	$18,478,733

Pamela McCormack	Cash Severance(1)	$4,462,500	$—	$—	$4,462,500
	Accelerated Vesting of Stock-Based Awards(2)	—	—	2,405,704	2,405,704
	Continuation of Benefits and Perquisites(3)	46,610	—	—	46,610
	Total	$4,509,110	$—	$2,405,704	$6,914,814

Marc Fox	Cash Severance(1)	$1,112,500	$—	$—	$1,112,500
	Accelerated Vesting of Stock-Based Awards(2)	—	—	838,254	838,254
	Continuation of Benefits and Perquisites(3)	10,678	—	—	10,678
	Total	$1,123,178	$—	$838,254	$1,961,432

Robert Perelman	Cash Severance(1)	$925,000	$—	$—	$925,000
	Accelerated Vesting of Stock-Based Awards(2)	—	—	651,954	651,954
	Continuation of Benefits and Perquisites(3)	15,537	—	—	15,537
	Total	$940,537	$—	$651,954	$1,592,491

Kelly Porcella	Cash Severance(1)	$—	$—	$—	$—
	Accelerated Vesting of Stock-Based Awards(2)	104,617	1,150,275	—	575,152
	Continuation of Benefits and Perquisites(3)	—	—	—	—
	Total	$104,617	$1,150,275	$—	$575,152

(1)The values in this row represent the cash severance payable to the Named Executive Officers pursuant to their employment agreements, where applicable, upon a termination without cause by us or a termination for good reason by the Named Executive Officers, assuming a termination date of December 31, 2020, subject to an execution of a release of claims in favor of the Company. In the case of Ms. Porcella, per Company policy, severance may be paid in the Company’s sole discretion. The cash severance provided with respect to Messrs. Fox and Perelman assumes that they would each receive a maximum of $1,000,000 of cash severance in connection with a qualifying termination and would receive an additional $112,500 and $75,000 respectively, upon the Company’s election to extend their non-competition restrictions for an additional ninety days following each of their qualifying terminations, respectively. For a description of the employment agreements generally, see the section captioned, “—Employment Agreements.” As further described in the section captioned, “—Potential Payments upon Termination or Change in Control,” certain Named Executive Officers are also entitled to receive a prorated portion of their target annual cash bonus for the year in which such termination occurs, payable at the same time that performance bonuses for such calendar year are paid to our other senior executives. In the case of Messrs. Fox and Perelman, such prorated bonus, together with each of their cash severances, cannot exceed $1,000,000, and for such prorated bonus to be payable, their severance cannot each exceed $1,000,000, not including the payment for the non-competition election. A termination on December 31, 2020, would require payment of a full-year annual cash bonus to Mr. Harris and Ms. McCormack. The actual annual cash bonus amounts paid to Mr. Harris and Ms. McCormack for calendar year 2020 was zero. Ms. McCormack is also entitled to a prorated portion of her target annual equity bonus for the year in which such termination occurs, and Mr. Harris is also entitled to a prorated portion of his minimum Annual Equity Incentive Grant.

(2)The values in this row represent the value of stock-based awards that would be accelerated upon the specified events in the column headings, based on the closing market price of Class A common stock on December 31, 2020 of $9.78 per share. Upon a termination without cause or resignation for good reason or a termination due to death or disability, on December 31, 2020, Ms. McCormack’s and each of Messrs. Fox and Perelman’s performance-based shares of the respective executive’s Annual Restricted Stock Awards would remain outstanding and eligible to vest upon the necessary return hurdles being met by the Company. The fair market values of the outstanding performance-based shares on December 31, 2020 for Ms. McCormack, Messrs. Fox and Perelman were $2,405,704, $838,254, and $651,954, respectively; these values are not included in the first two columns of the table. If, upon a change in control (or after the signing of definitive documentation related to the change in control but prior to its closing), Ms. McCormack’s or Messrs. Fox or Perelman’s employment is terminated without cause or due to death or disability or Ms. McCormack or Messrs. Fox or Perelman resigns for good reason, the terminated or resigned Named Executive Officer would have fully vested in his or her Annual Restricted Stock Awards. For Ms. Porcella, upon a termination without cause by the Company, on December 31, 2020, the time-based shares that would have vested in the annual vesting cycle immediately following her termination would have accelerated and vested on her termination date. Any outstanding performance-based shares that were eligible to vest with respect to the performance year immediately prior to the February 18 following such termination would remain eligible to vest (and be forfeited) in accordance with the performance criteria described in “Executive Compensation—Elements of Compensation—Vesting.” All other unvested shares would be forfeited. Upon a termination due to death or disability, on December 31, 2020, Ms. Porcella’s unvested stock would fully vest. If a termination without cause occurs within six months of a change in control, upon such termination, Ms. Porcella’s unvested time-based stock would fully vest and her unvested performance-based stock would remain outstanding and eligible to vest upon the necessary return hurdles being met by the Company. As of December 31, 2020, all Annual Option Awards granted to the Named Executive Officers, other than Ms. Porcella who did not receive an Option Award, have vested and thus are not included in the table.

(3)The values in this row represent the value of reimbursements for continued health benefits and life and disability insurance to which certain Named Executive Officers would be entitled pursuant to their employment agreements upon a termination without cause by us or a termination for good reason by the Named Executive Officers, assuming a termination date of December 31, 2020: $78,733 represents reimbursements for continued health care for up to two years immediately following Mr. Harris’ termination;

$46,610 represents reimbursements for continued health care for up to 18 months immediately following Ms. McCormack’s termination; $10,678 and $15,537 represent reimbursements for continued health care for up to six months immediately following each of Mr. Fox and Mr. Perelman’s terminations, respectively, assuming that LCF elects to extend the post-termination non-competition period applicable to Messrs. Fox and Perelman.

CEO Pay Ratio Disclosure

    As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“the Dodd-Frank Act”), and Item 402(u) of Regulation S-K, we are providing the following information for the year ended December 31, 2020:

•The median of the annual total compensation of all employees of the Company (other than our CEO), was $382,006; and the annual total compensation of Mr. Harris, our CEO, was $10,034,690.

•Based on this information, for 2020, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 26 to 1.

    We completed the following steps to identify the median of the annual total compensation of all our employees and to determine the annual total compensation of our median employee and CEO:

•As of December 31, 2020, our employee population consisted of 58 employees.

•To find the median of the annual total compensation of our employees (other than our CEO), we used each employee’s annualized year end base salary, cash bonus earned for 2020, overtime payments, sign-on bonuses and the grant date fair value of equity compensation granted in 2020 and/or 2021 for 2020 performance. In making this determination, we annualized base salaries for full-time permanent employees who were employed on December 31, 2020, but did not work for us the entire year.

•We identified our median employee using this compensation measure and methodology, which was consistently applied to all our employees included in the calculation.

•After identifying the median employee, we added together all of the elements of such employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $381,272, which includes group term life insurance coverage and long-term disability coverage imputed as income to all employees, to be consistent with the CEO annual total compensation described in the next sentence. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2020 Summary Compensation Table in this proxy statement, which is also in accordance with the requirements of Item 402(c)(2)(x).

    The Company’s CEO pay ratio disclosure may not provide a useful comparison of the Company to its peers because of the flexibility that each company is permitted in determining its ratio.

Director Compensation

    The following table shows the compensation earned by each of our non-management directors during the fiscal year ended December 31, 2020.

Director Compensation Table for the Year Ended December 31, 2020

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total

Alan Fishman	$300,000	$74,992	$374,992
Mark Alexander	115,000	74,992	189,992
Douglas Durst	125,000	74,992	199,992
Michael Mazzei	23,656	74,992	98,648
Jeffrey Steiner	100,000	74,992	174,992
David Weiner	100,000	74,992	174,992

(1)    Represents the grant date fair value of the award, which is also the fair market value of the shares on the date of grant. No assumptions were used in the calculation of grant date fair value.

    Narrative Disclosure Regarding Director Compensation Table

    Director Annual Cash Compensation. LCF entered into a director agreement with Alan Fishman, dated September 22, 2008, which provides Mr. Fishman with a $300,000 fee per year for being our Non-Executive Chairperson. The director agreement may terminate upon written notice of termination by Mr. Fishman or the Board of the Company or upon sale of the Company. Each of Messrs. Alexander, Durst, Steiner and Weiner receive, and Mr. Mazzei received, an annualized cash payment of $100,000 per year for service on our Board, payable in monthly installments in the calendar month immediately following each completed month of service (or a prorated portion for any partial month of service). Additionally, our non-employee directors may receive $15,000 annually for service as a chairperson of our Audit Committee or Compensation Committee and $10,000 for service as a chairperson of our Nominating and Corporate Governance Committee.

    Director Annual Restricted Stock Awards. On February 18, 2020, we granted restricted shares of our Class A common stock, pursuant to the 2014 Omnibus Incentive Plan (the “Director Annual Restricted Stock Awards”), to Messrs. Fishman, Alexander, Durst, Mazzei, and Steiner each with a grant date fair value of $74,992, representing 4,006 shares each. The Director Annual Restricted Stock Awards vest in full on the one-year anniversary of the date of grant or upon a change in control of the Company, subject to continued service on our Board. Upon his resignation to the Board on March 26, 2020, Mr. Mazzei forfeited his 4,006 restricted shares in accordance with the provisions of his Director Annual Restricted Stock Award agreement.

    In order to further align their interests with the long-term interests of stockholders and further promote the Company’s commitment to sound corporate governance, all non-employee directors who serve in their individual capacity are subject to stock ownership guidelines for as long as they continue to serve as directors of the Company. Directors are also subject to the prohibition on transactions involving a derivative security as described above under “Executive Compensation—Elements of Compensation—Long-Term Equity Compensation.”

AUDIT COMMITTEE REPORT

    The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2020. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing.

    The Audit Committee currently consists of three members: Messrs. Alexander, Fishman and Weiner. All of the members are independent directors under the NYSE and SEC audit committee membership requirements. The Audit Committee has certain duties and powers as described in its written charter adopted by the Board. A copy of the charter can be found on the Company’s website at ir.laddercapital.com.

    In fulfilling its oversight responsibility of appointing and reviewing the services performed by the Company’s independent registered public accounting firm, the Audit Committee carefully reviews the policies and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit services.

    Management of the Company is responsible for the Company’s system of internal control and its financial reporting process. The Company’s independent registered public accountants, PricewaterhouseCoopers LLP (“PwC”), are responsible for performing an independent integrated audit of the Company’s consolidated financial statements and its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and to issue a report thereon. The Audit Committee is responsible for the monitoring and oversight of these processes.

    In connection with these responsibilities, the Audit Committee met with management and PwC to review and discuss the December 31, 2020 audited consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also discussed with the independent registered public accountants the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee also received written disclosures and the letter from PwC as required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accountants their independence.

    Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

Submitted by the Members of the Audit Committee

Mark Alexander (Chair), Alan H. Fishman and David Weiner

PROPOSALS

Overview of Proposals

    This Proxy Statement contains the following proposals requiring stockholder action:

(1)Proposal 1 requests the reelection of Douglas Durst and Jeffrey Steiner to the Board of Directors.

(2)Proposal 2 requests the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2021.

(3)Proposal 3 is a non-binding, advisory vote to approve executive compensation (“Say on Pay”).

    Each proposal is discussed in more detail below.

Proposal 1 — Election of Directors

    The Board has nominated Mr. Durst and Mr. Steiner to serve as directors until the 2024 annual meeting of stockholders and until their successors are duly elected and qualified.

    At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the nominees named in this Proxy Statement. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the Board’s nominees. If a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders may vote for any nominee designated by the present Board to fill the vacancy.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF DOUGLAS DURST AND JEFFREY B. STEINER TO THE BOARD OF DIRECTORS.

Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm

    Under the Audit Committee’s charter, the Audit Committee is directly responsible for the appointment, retention and termination, evaluation, compensation, review and oversight of Ladder’s independent auditor. In fulfilling this responsibility, the Audit Committee evaluates and monitors the auditor’s qualifications, performance and independence and reviews and evaluates the lead audit partner. The Audit Committee also approves all audit and non-audit engagement fees and terms associated with the retention of the independent auditors.

    The Audit Committee has re-appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm and as auditors of the Company’s audited consolidated financial statements for the fiscal year ending December 31, 2021. PwC has served as the Company’s independent registered public accounting firm since April 2009. PwC has no other ties to management or the Company other than this engagement. The Audit Committee and the Board believe that the continued retention of PwC as the Company’s independent auditor is in the best interests of the Company and its stockholders.

    At the Annual Meeting, the stockholders are being asked to ratify the appointment of PwC as the Company’s independent registered public accounting firm for 2021. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

    Representatives of PwC are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to questions.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Principal Accountant Fees and Services

    The following table shows the fees accrued or paid to the Company’s independent registered public accounting firm for the years ended December 31, 2020 and 2019:

PricewaterhouseCoopers LLP	2020	2019

Audit Fees(1)	$2,483,000	$3,227,700
Tax Fees(2)	1,876,394	1,816,356
All Other Fees (3)	2,940	1,960
Total	$4,362,334	$5,046,016

(1)Audit fees relate to professional services rendered in connection with the audit of the Company’s annual financial statements and internal control over financial reporting included in the Company’s Annual Reports on Form 10-K, quarterly review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, issuance of a comfort letter and consents, review of proxy disclosures, and audit services provided in connection with other statutory and regulatory filings.

(2)    Per the table below, tax fees relate to professional services rendered in connection with tax audits, tax compliance, and tax consulting and planning services. Below is a breakout of the tax compliance services and consulting and advisory services provided by PwC during 2020 and 2019. Tax compliance services include the preparation of original and amended tax returns, refund claims, audit support, and tax payment planning. Consulting and advisory services include tax advice, planning, and consulting services. The evaluation, planning, and implementation of these tax-sensitive corporate strategies, and the development of an infrastructure to facilitate ongoing compliance with rules applicable to REITs, required substantial expertise.

Tax Service	2020	2019

Compliance	$1,254,394	$1,041,356
Consulting and Advisory	622,000	775,000
Total	$1,876,394	$1,816,356

(3)    Consists entirely of a subscription renewal for a license used for researching accounting guidance.

    Pursuant to its Charter, the Audit Committee pre-approves all audit and non-audit services provided by the independent auditor and shall not engage the independent auditor to perform the specific non-audit services proscribed by law or regulation.

Proposal 3 — Non-Binding Advisory Vote on Executive Compensation (“Say on Pay”)

With the results of our 2018 annual stockholder meeting, the Board determined that a non-binding advisory vote on Named Executive Officer compensation that occurs once every three years, including this year, is the most appropriate alternative for the Company. Our stockholders are entitled to cast a non-binding, advisory vote to approve the compensation of our Named Executive Officers as described in this proxy statement, commonly referred to as the Say on Pay vote. The next non-binding advisory vote on the frequency of stockholder votes on executive compensation will occur no later than the Company’s annual meeting of stockholders in 2024.

Stockholders are urged to read the section of this proxy statement captioned “Executive Compensation,” and especially the Compensation Discussion and Analysis, which discusses our compensation philosophy and how Ladder’s compensation policies and practices implement our philosophy.

Ladder is requesting your non-binding vote to approve the following resolution:

RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation of the Named Executive Officers as described in the Proxy Statement for the 2021 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and narrative disclosure.

Although your vote is non-binding and advisory, the Board and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE SAY ON PAY RESOLUTION TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

Other Matters

    The Company knows of no other matters to be submitted to the stockholders at the Annual Meeting, other than the proposals referred to in this Proxy Statement. If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Dated: April 22, 2021

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Alan H. Fishman
Alan H. Fishman
Chairperson of the Board of Directors

Annex

RECONCILIATION OF NON-GAAP MEASURES

For the fourth quarter of 2020, the Company began utilizing distributable earnings, distributable EPS, and after-tax distributable return on average equity (“ROAE”), non-GAAP financial measures, as supplemental measures of our operating performance. We believe distributable earnings, distributable EPS, and after-tax distributable ROAE assist investors in comparing our operating performance and our ability to pay dividends across reporting periods on a more relevant and consistent basis by excluding from GAAP measures certain non-cash expenses and unrealized results as well as eliminating timing differences related to securitization gains and changes in the values of assets and derivatives. In addition, we use distributable earnings, distributable EPS and distributable ROAE: (i) to evaluate our earnings from operations; (ii) because management believes that it may be a useful performance measure for us; and (iii) because our Board of Directors considers distributable earnings in determining the amount of quarterly dividends. Distributable earnings replaced our prior presentation of core earnings, and core earnings presentations from prior reporting periods have been recast as distributable earnings.

    We consider the Class A common stockholders of the Company and limited partners of Ladder Capital Finance Holdings LLLP, other than Ladder Capital Corp (“Continuing LCFH Limited Partners”), to have fundamentally equivalent interests in our pre-tax earnings and net income. Accordingly, for purposes of computing distributable earnings, distributable EPS and after-tax distributable ROAE, we start with pre-tax earnings or net income and adjust for other noncontrolling interest in consolidated joint ventures, but we do not adjust for amounts attributable to noncontrolling interest held by Continuing LCFH Limited Partners.

Distributable Earnings
We define distributable earnings as income before taxes adjusted for: (i) real estate depreciation and amortization; (ii) the impact of derivative gains and losses related to the hedging of assets on our balance sheet as of the end of the specified accounting period; (iii) unrealized gains/(losses) related to our investments in fair value securities and passive interest in unconsolidated joint ventures; (iv) economic gains on loan sales not recognized under GAAP accounting for which risk has substantially transferred during the period and the exclusion of resultant GAAP recognition of the related economics during the subsequent periods; (v) unrealized provision for loan losses and unrealized real estate impairment; (vi) realized provisions for loan losses and realized real estate impairment; (vii) non-cash stock-based compensation; and (viii) certain transactional items. For the purpose of computing distributable earnings, management recognizes loan and real estate losses as being realized generally in the period in which the asset is sold or the Company determines a decline in value to be non-recoverable and the loss to be nearly certain.

For distributable earnings, we include adjustments for economic gains on loan sales not recognized under GAAP accounting for which risk has substantially transferred during the period and exclusion of resultant GAAP recognition of the related economics during the subsequent periods. This adjustment is reflected in distributable earnings when there is a true risk transfer on the mortgage loan transfer and settlement. Historically, this adjustment has represented the impact of economic gains/(discounts) on intercompany loans secured by our own real estate which we had not previously recognized because such gains were eliminated in consolidation. Conversely, if the economic risk was not substantially transferred, no adjustments to net income would be made relating to those transactions for distributable earnings purposes. Management believes recognizing these amounts for distributable earnings purposes in the period of transfer of economic risk is a reasonable supplemental measure of our performance.
We do not designate derivatives as hedges to qualify for hedge accounting and therefore any net payments under, or fluctuations in the fair value of, our derivatives are recognized currently in our income statement. However, fluctuations in the fair value of the related assets are not included in our income statement. We consider the gain or loss on our hedging positions related to assets that we still own as of the reporting date to be “open hedging positions.” While recognized for GAAP purposes, we exclude the results on the hedges from distributable earnings until the related asset is sold and the hedge position is considered “closed,” whereupon they would then be included in distributable earnings in that period. These are reflected as “Adjustments for unrecognized derivative results” for purposes of computing distributable earnings for the period. We believe that excluding these specifically identified gains and losses associated with the open hedging positions adjusts for timing differences between when we recognize changes in the fair values of our assets and changes in the fair value of the derivatives used to hedge such assets.

Our investments in Agency interest-only securities and equity securities are recorded at fair value with changes in fair value recorded in current period earnings. We believe that excluding these specifically identified gains and losses associated with the fair value securities adjusts for timing differences between when we recognize changes in the fair values of our assets. With regard to securities valuation, distributable earnings includes a decline in fair value deemed to be an other-than-temporary impairment for GAAP purposes only if the decline is determined to be nearly certain to be eventually realized. In those cases, an impairment is included in distributable earnings for the period in which such determination was made.

Distributable EPS
    Distributable EPS is defined as after-tax distributable earnings divided by the adjusted weighted average diluted shares outstanding during the period. The adjusted weighted average diluted shares outstanding is defined as the GAAP weighted average diluted shares outstanding, adjusted for shares issuable upon conversion of all Class B common stock, if excluded from the GAAP measure because they would have an anti-dilutive effect. The inclusion of shares issuable upon conversion of Class B common stock is consistent with the inclusion of income attributable to noncontrolling interest in operating partnership in distributable earnings and after-tax distributable earnings. As of September 30, 2020, all Class B common stock had been converted into Class A common stock.

    Set forth below is an unaudited reconciliation of net income to after-tax distributable earnings, and an unaudited computation of distributable EPS ($ in thousands, except per share data):

			Year Ended December 31,
	2020		2019	2018		2017	2016		2015		2014
Net income (loss)	$(9,458)		$137,001	$221,676		$125,879	$113,720		$146,134		$97,626
Income tax expense (benefit)	(9,789)		2,646	6,643		7,712	6,320		14,557		26,605
Income (loss) before taxes	(19,247)		139,647	228,319		133,591	120,040		160,691		124,231
Net (income) loss attributable to noncontrolling interest in consolidated joint ventures and operating partnership (GAAP)(1)	(5,559)		663	(15,895)		(258)	109		(1,568)		370
Our share of real estate depreciation, amortization and gain adjustments(2)	22,493		27,201	9,935		35,891	33,828		28,704		21,997
Adjustments for unrecognized derivative results(3)	2,738		2,502	(19)		(10,139)	(11,105)		(10,213)		51,308
Unrealized (gain) loss on fair value securities	(225)		(1,927)	1,050		(1,405)	56		1,249		(2,144)
Adjustment for economic gain on securitization transactions not recognized under GAAP for which risk has been substantially transferred, net of reversal/amortization	912		(645)	(788)		1,026	(482)		802		1,442
Adjustment for impairment(8)	9,125		—	—		—	—		—		—
Non-cash stock-based compensation	41,761		23,118	9,994		20,043	19,039		10,277		16,738
Transactional adjustments	16,259	(9)	—	(2,488)	(4)	—	(3,272)	(5)	1,509	(6)	5,380	(6)
Distributable earnings(10)	68,257		190,559	230,108		178,749	158,213		191,451		219,322
Distributable estimated corporate tax benefit (expense)(7)	3,502		(794)	(3,680)		(9,265)	627		(10,884)		(89,035)
After-tax distributable earnings(10)	$71,759		$189,765	$226,428		$169,484	$158,840		$180,567		$130,287
Adjusted weighted average diluted shares outstanding(11)	118,712		118,944	111,280		109,705	107,639		97,804		95,856
Distributable EPS(10)	$0.60		$1.60	$2.03		$1.54	$1.48		$1.85		$1.36
(1)    Prior to the final exchanges of the Continuing LCFH Limited Partners into Class A common stock in the third quarter of 2020, we considered the Class A common stockholders of the Company and Continuing LCFH Limited Partners to have had fundamentally equivalent interests in our pre-tax earnings. Accordingly, for purposes of computing distributable earnings we start with pre-tax earnings and adjust for other noncontrolling interest in consolidated joint ventures, but we did not adjust for amounts attributable to noncontrolling interest held by Continuing LCFH Limited Partners. As of December 31, 2020, there are no remaining Continuing LCFH Limited Partners. Amount includes $16 thousand and $31 thousand of net income, which are included in net (income) loss attributable to noncontrolling interest in operating partnership on the consolidated statements of income for the years ended December 31, 2020 and 2019, respectively. For the years ended December 31, 2018, 2017 and 2016, the amount includes, $31 thousand, $32 thousand and $29 thousand of net income attributable to noncontrolling interest in consolidated joint ventures which are included in net (income) loss attributable to noncontrolling interest in operating partnership on the combined consolidated statements of income.

(2)    The following is a reconciliation of GAAP depreciation and amortization to our share of real estate depreciation, amortization and gain adjustments amounts presented in the computation of distributable earnings in the preceding table ($ in thousands):

	Year Ended December 31,
	2020	2019	2018	2017	2016	2015	2014
Total GAAP depreciation and amortization	$39,079	$38,511	$41,959	$40,332	$39,447	$39,061	$28,447
Less: Depreciation and amortization related to non-rental property fixed assets	(99)	(99)	(75)	(93)	(114)	(108)	(176)
Less: Non-controlling interest in consolidated joint ventures’ share of accumulated depreciation and amortization and unrecognized passive interest in unconsolidated joint ventures	(2,377)	(2,836)	(4,087)	(1,290)	(2,519)	(2,830)	(2,590)
Our share of real estate depreciation and amortization	36,603	35,576	37,797	38,949	36,814	36,123	25,681

Realized gain from accumulated depreciation and amortization on real estate sold (see below)	(14,677)	(6,997)	(27,968)	(2,277)	(3,007)	(7,965)	(3,912)
Less: Non-controlling interest in consolidated joint ventures’ share of accumulated depreciation and amortization on real estate sold	2,667	84	1,845	17	21	546	228
Our share of accumulated depreciation and amortization on real estate sold	(12,010)	(6,913)	(26,123)	(2,260)	(2,986)	(7,419)	(3,684)

Less: Operating lease income on above/below market lease intangible amortization	(2,100)	(1,462)	(1,739)	(798)	—	—	—

Our share of real estate depreciation, amortization and gain adjustments	$22,493	$27,201	$9,935	$35,891	$33,828	$28,704	$21,997

GAAP gains/losses on sales of real estate include the effects of previously recognized real estate depreciation and amortization. For purposes of distributable earnings, our share of real estate depreciation and amortization is eliminated and, accordingly, the resultant gain/losses also must be adjusted. The following is a reconciliation of the related consolidated GAAP amounts to the amounts reflected in distributable earnings:

	Year Ended December 31,
	2020	2019	2018	2017	2016	2015	2014
GAAP realized gain on sale of real estate, net	$32,102	$1,392	$95,881	$11,423	$20,636	$40,386	$29,760
Adjusted gain/loss on sale of real estate for purposes of distributable earnings	(20,092)	5,521	(69,758)	(9,163)	(17,650)	(32,421)	(25,848)
Our share of accumulated depreciation and amortization on real estate sold	$12,010	$6,913	$26,123	$2,260	$2,986	$7,965	$3,912

(3)    The following is a reconciliation of GAAP net results from derivative transactions to our hedging unrecognized result presented in the computation of distributable earnings in the preceding table ($ in thousands):

	Year Ended December 31,
	2020	2019	2018	2017	2016	2015	2014
Net results from derivative transactions	$(15,270)	$(30,011)	$15,926	$(12,641)	$(1,409)	$(38,937)	$(94,798)
Hedging interest expense	2,309	2,161	7,234	15,320	29,870	26,820	18,062
Hedging realized result	10,223	25,348	(23,141)	7,460	(17,356)	22,330	25,428
Adjustments for unrecognized derivative results	$(2,738)	$(2,502)	$19	$10,139	$11,105	$10,213	$(51,308)

(4)    During the year ended December 31, 2018, the Company recorded an additional $3.3 million income tax expense for a tax settlement for pre-acquisition liabilities on certain corporate entities acquired at the time of its IPO. During the year ended December 31, 2018, the Company also recorded other income of $2.5 million, relating to the recovery of this amount pursuant to indemnification. While this item is presented on a gross basis, there was no impact to distributable earnings. Accordingly, given that pre-tax income for the year ended December 31, 2018 excludes the tax effect but includes the recovery of $2.5 million, pursuant to the indemnification, the recovery amount has been excluded from distributable earnings for the year ended December 31, 2018.

(5)    During the year ended December 31, 2016, the Company recorded an additional $3.3 million income tax expense for a tax settlement for pre-acquisition liabilities on certain corporate entities acquired at the time of its IPO. During the year ended December 31, 2016, the Company also recorded other income of $3.3 million, relating to the recovery of this amount pursuant to indemnification. While this item is presented on a gross basis, there was no impact to distributable earnings. Accordingly, given that pre-tax income for the year ended December 31, 2016 excludes the tax effect but includes the recovery of $3.3 million, pursuant to the indemnification, the recovery amount has been excluded from distributable earnings for the year ended December 31, 2016.

(6)    During the years ended December 31, 2015 and 2014, the Company made adjustments to distributable earnings for costs related to restructuring the Company for REIT related operations. All costs were expensed and accrued for in the period incurred.

(7)    Distributable estimated corporate tax benefit (expense) based on effective tax rate applied to distributable earnings generated by the activity within our taxable REIT subsidiaries.

(8)    For the year ended December 31, 2020, the Company recorded a total current expected credit losses (“CECL”) provision for loan loss of $18.3 million, of which $9.2 million was determined to be non-recoverable. The adjustment reflects the portion of such loan loss provision that management has determined to be recoverable. Prior to the January 1, 2020 implementation of CECL, all GAAP provisions for loan loss had been included in the computation of distributable earnings.

(9)    The impact from COVID-19 included adjustments related to the unusual market conditions and actions taken by management in the second quarter of 2020 including: (a) $6.7 million of losses from sales of performing first mortgage loans included in sale of loans, net, (b) $15.4 million of losses from sales of CMBS, (c) $3.7 million of loss from conduit loan sales, (d) $6.5 million of prepayment penalties related to pay downs of mark-to-market debt included in interest expense, (e) $2.1 million of professional fee expenses included in operating expenses and (f) $0.2 million of severance costs included in salaries and employee benefits. The $34.5 million total of the preceding amounts was partially offset by (g) $19.0 million of gains from the repurchase of, and extinguishment of, unsecured corporate bond debt at a discount from par, net of (h) $1.5 million of accelerated premium amortization included in interest expense. The transactional adjustment includes one non-COVID-19 related item pertaining to $0.7 of income related to a tax settlement recognized in the fourth quarter of 2020.

(b)Set forth below is a reconciliation of the COVID-19 losses from sales of highly rated, relatively short duration CMBS in the second quarter of 2020 as referenced in (9) above ($ in thousands):

	Year Ended December 31,
	2020	2019
Loss on sale of securities - COVID-19 related	$(14,670)	$—
Hedge (loss) related to sale of securities, included in net results from derivative transactions	(698)	—
Losses from sales of CMBS	$(15,368)	$—

(c)Set forth below is a reconciliation of the COVID-19 loss from conduit loan sales in the second quarter of 2020 as referenced in (9) above ($ in thousands):

	Year Ended December 31,
	2020	2019
Income from sales of loans, net - COVID-19 related	$(1,680)	$—
Hedge (loss) related to sales of loans, included in net results from derivative transactions	(1,994)	—
Losses from conduit loan sales	$(3,674)	$—

(10) In the fourth quarter of the year ended December 31, 2020, the Company adopted the use of distributable earnings, Distributable EPS and After-tax distributable ROAE as a replacement for core earnings, Core EPS and After-tax core ROAE as noted within “Reconciliation of Non-GAAP measures” above. Distributable earnings replaced our prior presentation of core earnings, and core earnings presentations from prior reporting periods have been recast as distributable earnings.

(11)    Set forth below is an unaudited reconciliation of weighted average diluted shares outstanding to adjusted weighted average diluted shares outstanding (shares in thousands):

	Year Ended December 31,
	2020	2019	2018	2017	2016	2015	2014
Weighted average shares outstanding (diluted)	118,890	106,400	97,652	109,705	107,639	$51,871	95,856
Weighted average shares issuable to converted Class B stockholders	—	12,544	13,628	—	—	45,933	—
Adjusted weighted average shares outstanding (diluted)	118,890	118,944	111,280	109,705	107,639	$97,804	95,856
After-Tax Distributable ROAE
    After-tax distributable ROAE is presented on an annualized basis and is defined as after-tax distributable earnings divided by the average total shareholders’ equity and noncontrolling interest in operating partnership during the period. The inclusion of noncontrolling interest in operating partnership is consistent with the inclusion of income attributable to noncontrolling interest in operating partnership in after-tax distributable earnings. Set forth below is an unaudited computation of after-tax distributable ROAE ($ in thousands):

	Year Ended December 31,
	2020	2019	2018	2017
After-tax distributable earnings	$71,759	$189,765	$226,428	$169,484
Average stockholders' equity and NCI in operating partnership	1,524,596	1,633,954	1,523,192	1,477,479
After-tax distributable ROAE(1)	4.7%	11.6%	14.9%	11.5%

(1) In the fourth quarter of the year ended December 31, 2020, the Company adopted the use of After-tax distributable ROAE as a replacement for After-tax distributable ROAE. No changes noted in prior year values after adoption of this new term for 2017, 2018, and 2019.

Adjusted leverage

    We present adjusted leverage, which is a non-GAAP financial measure, as a supplemental measure of our performance. We define adjusted leverage as the ratio of (i) debt obligations, net of deferred financing costs, adjusted for non-recourse debt obligations related to securitizations that are consolidated on our GAAP balance sheet to (ii) GAAP total equity. We believe adjusted leverage assists investors in comparing our leverage across reporting periods on a consistent basis by excluding non-recourse debt related to securitized loans. Set forth below is an unaudited computation of adjusted leverage ($ in thousands):

	December 31, 2020	December 31, 2019	December 31, 2018
Debt obligations, net	$4,209,864	$4,859,873	$4,452,574
Less: CLO debt(1)	(276,516)	—	(601,543)
Adjusted debt obligations	3,933,348	4,859,873	3,851,031
Total equity	1,548,425	1,638,977	1,643,635
Adjusted leverage	2.5	3.0	2.3

(1)In April 2020, we contributed $481.3 million of balance sheet loans into one collateralized loan obligation (“CLO”) securitization that remains on our balance sheet for accounting purposes but should be excluded from debt obligations for adjusted leverage calculation purposes. In 2017, we contributed over $888.4 million worth of balance sheet loans into two CLO securitizations that remained on our balance sheet at December 31, 2018, for accounting purposes, but are excluded from debt obligations for adjusted leverage calculation purposes. In October 2019, the Company redeemed all outstanding debt obligations related to the two CLO transactions.

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LADDER CAPITAL CORP

The Board of Directors recommends you vote FOR Proposals 1, 2, and 3.

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01) Douglas Durst
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D49035-P48616

LADDER CAPITAL CORP
Annual Meeting of Stockholders
June 1, 2021, 11:00 AM, EDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Paul J. Miceli and Kelly Porcella, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock of LADDER CAPITAL CORP that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, EDT on June 1, 2021, at *www.virtualshareholdermeeting.com/LADR2021*, or any adjournment(s) or postponement(s) thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side